Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of February 13, 2008

among

NCS PEARSON, INC.,

PEARSON INC.

and

M&F WORLDWIDE CORP.

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
1.2	Construction	11
ARTICLE II	PURCHASE AND SALE	11
2.1	Purchase and Sale of the Interests	11
2.2	Closing Date	11
2.3	Transactions to be Effected at the Closing	12
2.4	Pre-Closing Purchase Price Adjustment	12
2.5	Post-Closing Purchase Price Adjustment	12
ARTICLE III	REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER AND THE INTERESTS	15
3.1	Organization and Good Standing	15
3.2	Authority and Enforceability	15
3.3	No Conflicts	15
3.4	The Interests	16
ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE BUSINESS	16
4.1	Organization and Good Standing	17
4.2	Capitalization; Books and Records	17
4.3	No Conflicts	17
4.4	Financial Statements	18
4.5	Taxes	19
4.6	Compliance with Law; Authorizations	19
4.7	Real Property	20
4.8	The Assets	22
4.9	Intellectual Property	22
4.10	Absence of Certain Changes or Events	23
4.11	Contracts	23
4.12	Litigation	24

i

4.13	Employee Benefits	25
4.14	Labor Matters	26
4.15	Environmental	27
4.16	Insurance	28
4.17	Brokers	28
4.18	Transactions with Affiliates	29
4.19	Key Customers and Key Suppliers	29
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	29
5.1	Organization and Good Standing	29
5.2	Authority and Enforceability	30
5.3	No Conflicts	30
5.4	Litigation	30
5.5	Purchase for Investment	31
5.6	Availability of Funds	31
5.7	Brokers	31
5.8	Due Diligence; No Knowledge of Misrepresentations or Omissions	31
5.9	No Other Representations
ARTICLE VI	COVENANTS OF THE SELLER	32
6.1	Conduct of Business	32
6.2	Access to Information	34
6.3	Resignations	34
6.4	Notification	35
6.5	Reorganization	35
6.6	Non-Compete	35
6.7	Non-Solicit	37
6.8	Confidentiality	37
ARTICLE VII	COVENANTS OF THE PURCHASER	37
7.1	Confidentiality	37
7.2	Support Services	38
7.3	Financing	38

7.4	Credit Support Arrangements	38
ARTICLE VIII	COVENANTS OF THE PURCHASER AND THE SELLER	39
8.1	Commercially Reasonable Efforts; Antitrust Clearance	39
8.2	Consents	40
8.3	Public Announcements	40
8.4	Tax Matters	40
8.5	Procedures Relating to Tax Claims	42
8.6	Purchase Price Allocations	42
8.7	Employment Matters	43
8.8	Worker Notification	45
8.9	Further Action	45
8.10	No Use of Names	46
8.11	Intellectual Property Matters	46
8.12	Insurance Matters	47
ARTICLE IX	CONDITIONS TO CLOSING	47
9.1	Conditions to Obligations of the Purchaser and the Seller	47
9.2	Conditions to Obligation of the Purchaser	48
9.3	Conditions to Obligation of the Seller	49
ARTICLE X	TERMINATION	49
10.1	Termination	49
10.2	Effect of Termination	50
10.3	Remedies	50
ARTICLE XI	INDEMNIFICATION	50
11.1	Survival	50
11.2	Indemnification by the Seller	51
11.3	Indemnification by the Purchaser	51
11.4	Indemnification Procedure for Third Party Claims	51
11.5	Indemnification Procedures for Non-Third Party Claims	53
11.6	Limitations on Indemnification	53
11.7	Exclusive Remedy	54

11.8	Characterization of Indemnification Payments	55
ARTICLE XII	MISCELLANEOUS	55
12.1	Notices	55
12.2	Amendments and Waivers	56
12.3	Expenses	56
12.4	Successors and Assigns	56
12.5	Governing Law	57
12.6	Guarantee	57
12.7	Consent to Jurisdiction	57
12.8	Counterparts	58
12.9	No Third Party Beneficiaries	58
12.10	Entire Agreement	58
12.11	Captions	58
12.12	Severability	58
12.13	Interpretation	58

EXHIBIT LIST

Exhibit A – Supply and Services Agreement
Exhibit B – Net Working Capital Target
Exhibit C – Transition Services Agreement
Exhibit D-1 and D-2 – Paper Purchase Agreements
Exhibit E – Trademark License Agreement
Exhibit F-1 and F-2– Patent Licenses

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT is dated as of February 13, 2008 (this “Agreement”) among Pearson Inc., a Delaware corporation (the “Seller Parent”) (solely for the purposes of Section 12.6), NCS Pearson Inc., a Minnesota corporation (the “Seller”), and M&F Worldwide Corp., a Delaware corporation (the “Purchaser”).

WHEREAS, the Seller is the record and beneficial owner of all of the limited liability membership interests (the “Interests”) in Data Management I LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, the Seller desires to sell the Interests to the Purchaser, and the Purchaser desires to purchase the Interests from the Seller, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1       Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Acquisition” has the meaning set forth in Section 2.1.

“Action” has the meaning set forth in Section 4.12.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Agreements” means, collectively, the Reorganization Documents, the Transition Services Agreement, the Paper Purchase Agreements, the Supply and Services Agreement, the Patent Licenses, the Trademark License Agreement and any other documents executed and delivered in connection with the Acquisition.

“Antitrust Laws” means (a) the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case, that are applicable to the transactions contemplated by this Agreement, and (b) any foreign investment Laws.

“Approved Costs” has the meaning set forth in Section 8.12(b).

“Assets” means the assets of every type and description (including rights under Contracts, accounts receivable, inventory, prepaid expenses, property, plant and equipment) that are owned, leased or licensed by the Seller and its Affiliates, including the goodwill related thereto, whether on the date hereof or acquired after the date hereof and prior to the Closing, used principally in connection with the operation of the Business, other than the Excluded Assets.  Assets shall not include any rights to the Names other than as expressly permitted by Section 8.10.

“Assumed Liabilities” means (a) any and all Liabilities of the Seller and its Affiliates, whether arising before or after the Closing Date, arising out of the Business (other than the Excluded Liabilities), and (b) the Liabilities set forth in Section 1.1(f) of the Seller Disclosure Schedule.  Without limitation to the foregoing, the Assumed Liabilities shall include all Liabilities arising out of (x) the ownership, possession or use of the Assets and (y) except as otherwise specifically provided in this Agreement, the employment of the Business Employees.

“Audited Financial Statements” has the meaning set forth in Section 4.4(a).

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Balance Sheet” has the meaning set forth in Section 4.4(a).

“Basis of Accounting” has the meaning set forth in Section 4.4(a).

“Benefit Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers compensation or other insurance, severance, separation or other employee benefit plan, policy or arrangement of any kind, including without limitation any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject thereto), whether for the benefit of a single individual or more than one individual, and whether oral or written, funded or unfunded, or insured or self-insured, maintained or contributed to by the Seller, the Company or any of its Affiliates, or to which any of them are a party, for the benefit of Business Employees.

“Business” means, collectively, (a) the research, development, sale, resale, lease, loan, maintenance, support and engineering and manufacturing for sale, resale, lease or loan of scanners and data collection products, including proprietary optical mark readers, other image scanning units, software (including data collection, assessment, survey and medical coding and patient charge), electronic student response devices typically referred to as clickers and scannable forms and booklets to address specific customer requirements; (b) servicing such products through customer services including, but not limited to, field maintenance, training and systems integration; (c) the provision of survey consulting and survey data collection services; and (d) the provision of medical device tracking services, in each case, constituting the data management division of the Seller.

“Business Bank Account” has the meaning set forth in Section 6.1.

“Business Benefit Plans” has the meaning set forth in Section 4.13(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Business Employee” means each employee of the Business who is employed immediately prior to the Closing (whether salaried or hourly, and full-time or part-time), whether or not actively employed on the date hereof, e.g., including employees on vacation and leave of absence, including maternity, family, sick, military or disability leave.

“Business Employee Bonuses” has the meaning set forth in Section 8.7(h).

“Business Licenses” has the meaning set forth in Section 4.9(c).

“Business Intellectual Property” has the meaning set forth in Section 4.9(a).

“Business Owned Intellectual Property” has the meaning set forth in Section 4.9(b).

“Cap” has the meaning set forth in Section 11.6(b).

“Claim Notice” has the meaning set forth in Section 11.4(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Net Working Capital” has the meaning set forth in Section 2.5(a).

“Closing Net Working Capital Statement” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the recitals hereto.

“Confidentiality Agreement” has the meaning set forth in Section 7.1.

“Contract” means any written agreement, contract, commitment, lease, license, indenture, agreement, or other legally binding arrangement.

“Credit Support Arrangements” mean (a) the letters of credit, guarantees, performance bonds and other credit support arrangements entered into or issued by or on behalf of the Seller or any of its Affiliates outstanding as of the date of this Agreement for the benefit of the

Business as set forth in Section 1.1(a) of the Seller Disclosure Schedule and (b) any letters of credit, guarantees, performance bonds and other credit support arrangements entered into or issued by or on behalf of the Seller or any of its Affiliates for the benefit of the Business after the date of this Agreement (which shall be updated in Section 1.1(a) of the Seller Disclosure Schedule after the date of this Agreement) in the ordinary course of business consistent with past practice.

“Election Notice” has the meaning set forth in Section 8.5(b).

“Environmental Laws” means all foreign, federal, state and local Laws, regulations, rules and ordinances relating to pollution or protection of the environment or human or worker health and safety as it relates to exposure to Hazardous Substances, including, without limitation, such Laws relating to:  (a) releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata); (b) the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances; (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and (d) protection of endangered or threatened species of fish, wildlife, plants and natural resources.

“Equipment Leases” means the agreements to be entered into between the Company and each of (a) Xerox Corporation, granting the Company the right to use the equipment that is used principally in connection with Business and is leased by the Seller (or its Affiliates) pursuant to that certain Managed Services Agreement between the Seller Parent and Xerox Corporation, dated as of January 29, 2007, and (b) CIT Technologies Corporation, granting the Company the right to use the equipment that is used principally in connection with the Business and is leased by the Seller (or its Affiliates) pursuant to that certain Master Lease Agreement between the Seller and CIT Technologies Corporation, dated as of July 23, 2004.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, together with the Company, would be treated as a single employer under Section 414 of the Code.

“Estimated Net Working Capital” has the meaning set forth in Section 2.4(a).

“Estimated Working Capital Adjustment Amount” has the meaning set forth in Section 2.4(b).

“Estimated Net Working Capital Statement” has the meaning set forth in Section 2.4(a).

“Excluded Assets” means the assets described in Section 1.1(b) of the Seller Disclosure Schedule and the Retention/Severance Agreements.

“Excluded Environmental Liabilities” means any Liabilities arising under Environmental Law or related to Hazardous Substances, with respect to the Business, arising from or related to:  (a) any real properties other than the Real Property; and (b) the storage, transportation, treatment, disposal, discharge or recycling of Hazardous Substances, or the arrangement for such activities, on or prior to the Closing Date, at any location other than the Real Property, by or on behalf of the Business.

“Excluded Liabilities” means any Liabilities of the Seller and its Affiliates to the extent arising out of (a) Taxes for Pre-Closing Periods, (b) the Excluded Assets, (c) the Seller Transaction Expenses, (d) obligations to be retained by the Seller pursuant to Section 8.7, (e) Excluded Environmental Liabilities, (f) Liabilities resulting solely from the actions taken to effect the Reorganization (as opposed to Liabilities to be transferred to the Company as part of the Reorganization, which Liabilities are Assumed Liabilities) or (g) any other business of the Seller or its Affiliates other than the Business.

“Final Net Working Capital” has the meaning set forth in Section 2.5(d).

“Financial Statements” has the meaning set forth in Section 4.4(b).

“Financing” has the meaning set forth in Section 5.6.

“GAAP” means United States generally accepted accounting principles.

“GAAP Audited Financials” has the meaning set forth in Section 6.2(b).

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official, arbitral, tribunal, or other regulatory, administrative or judicial authority thereof.

“Hazardous Substances” means (a) any petrochemical or petroleum products, radioactive materials, asbestos, and polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by or to which Liabilities may attach pursuant to any applicable Environmental Law.

“HIPAA” means the U.S. Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means indebtedness for money borrowed, under any note, bond or credit agreement, the debt portion of any capitalized lease or any guarantee or make-whole or similar indebtedness to another Person.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Independent Accounting Firm” has the meaning set forth in Section 2.5(c).

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign (a) Trade Secrets, (b) patents and patent applications (including all reissues, re-examinations, divisions, continuations, continuations-in-part, substitutions, and extensions thereof), (c) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, names, corporate names, trade names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (d) copyright registrations, copyright applications, and copyrightable subject matter, and mask work registrations and applications, (e) domain names, (f) rights of publicity and rights of privacy, (g) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (h) all rights in the foregoing and in other similar intangible assets, and (i) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

“Insurance Policies” has the meaning set forth in Section 4.16.

“Interests” has the meaning set forth in the recitals hereto.

“Key Customers” has the meaning set forth in Section 4.19.

“Key Suppliers” has the meaning set forth in Section 4.19.

“Knowledge of the Seller”, “Seller’s Knowledge” and words of similar import mean, with respect to the Seller, the actual knowledge, after reasonable inquiry, of the persons identified on Section 1.1(c) of the Seller Disclosure Schedule.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.7(b).

“Leases” has the meaning set forth in Section 4.7(b).

“Liability” means, collectively, any indebtedness, guarantee, endorsement, loss, damage, deficiency, adverse claim, Tax, obligation or responsibility (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise, including any product liability) and including all costs and expenses relating thereto.

“Licensed Patents” mean the patents, as specified on Section 1.1(d) of the Seller Disclosure Schedule, which are included in Excluded Assets and which are used by the Seller in the Business but primarily are used in other parts of the business operations of the Seller and its Affiliates.

“Lien” means any mortgage, lien, pledge, charge, security interest, leases, subleases, covenants, rights, options, claims, restrictions or other encumbrance.

“Losses” has the meaning set forth in Section 11.2.

“Material Adverse Effect” means any change, event or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the Assets or Liabilities, financial condition or results of operation of the Business or the Company, or (b) the ability of the Seller to consummate the Acquisition and the other transactions contemplated hereby, provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a Material Adverse Effect:  (i) any change affecting general national, international or regional political, economic, financial or capital market conditions, including changes in interest or exchange rates; (ii) any change generally affecting the industries in which the Business operates; (iii) any change in Law or GAAP, or any interpretation thereof; (iv) acts of war, sabotage or terrorism, or any escalation or worsening thereof; (v) any change arising from the execution of this Agreement or the Ancillary Agreements (other than the Reorganization Documents) or the announcement of the transactions contemplated hereby or thereby (other than the transactions contemplated by the Reorganization Documents); (vi) any breach by the Purchaser of any provision of this Agreement or the Ancillary Agreements; and (vii) any action taken at the written request of the Purchaser; unless, in the cases of clauses (i) through (iv), such change, event or effect, individually or in the aggregate, is disproportionately more adverse to the Business than to other Persons in the same or similar industry as the Business.

“Names” means “Pearson”, “NCS”, any name, logo, domain name or trademark that includes “Pearson”, “NCS”, and any variations and derivatives thereof.  For the purposes of clarity, the Names shall not be included in the Assets.

“Net Working Capital” means an amount (which may be greater than, equal to or less than zero) equal to (a) the sum of the amount of (i) cash on hand and short-term investments with original maturities of less than three months, (ii) all inventories, (iii) all accounts receivable, net of allowance for doubtful accounts, and (iv) prepaid and other current assets, less (b) the sum of the amount of (i) all accounts payable, (ii) all accrued compensation and awards, (iii) other accrued liabilities, (iv) all current deferred income and (v) any Seller Transaction Expenses assumed by or otherwise the responsibility of the Company, in each case determined in accordance with GAAP consistently applied on the same basis as in the Audited Financial Statements.

“Net Working Capital Target” means $15,000,000, which is the net working capital target calculated as set forth in Exhibit B.

“Notice of Objection” has the meaning set forth in Section 2.5(b).

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Outside Date” has the meaning set forth in Section 10.1(a)(ii).

“Owned Real Property” has the meaning set forth in Section 4.7(a).

“Paper Purchase Agreements” means, collectively, the paper purchase agreements between Strategic Paper Group, a division of Central Lewmar LLC, and each of the Seller Parent and the Company, to be dated as of the Closing Date and to be entered into immediately prior to the Closing in substantially the forms attached hereto as Exhibits D-1 and D-2.

“Patent Licenses” means the patent license agreements to be entered into by the Company with the Seller (or its applicable Affiliates) at or prior to the Closing as part of the Reorganization in substantially the forms attached hereto as Exhibits F-1 and F-2.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the Financial Statements, (b) Liens of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Liens incurred in the ordinary course of business, that are being contested in good faith or that are not yet due and payable, (c) with respect to the Real Property, any condition that may be shown by a current and accurate survey, or that would be apparent as part of a physical inspection, of the applicable Asset, in each case which does not materially adversely interfere with the present use of the Asset it affects, (d) with respect to real property any Lien which a reputable title insurance company would be willing to omit as an exception, or affirmatively insure, in its title insurance policy for the applicable Asset, (e) Liens that will be released prior to or as of the Closing, (f) zoning and building restrictions, recorded easements and covenants, recorded rights-of-way and similar restrictions recorded in the public records, (g) Liens which do not materially adversely interfere with the present use of the Assets they affect, and (h) those Liens and other matters listed on Section 1.1(e) of the Seller Disclosure Schedule.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, Governmental Entity or other legal entity.

“Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date or, as the context may require, all such periods.  If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post Closing Period.

“Pre-Closing Period” means any taxable period or portion thereof ending on or before the Closing Date or, as the context may require, all such periods.  If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period to the end of the Closing Date shall constitute a Pre-Closing Period.

“Proposed Allocation” has the meaning set forth in Section 8.6(b).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Material Adverse Effect” has the meaning set forth in Section 5.1.

“Purchaser Parties” has the meaning set forth in Section 11.2.

“Purchaser’s 401(k) Plan” has the meaning set forth in Section 8.7(e).

“Real Property” means the Owned Real Property and Leased Real Property.

“Reorganization” means (a) the contribution, assignment, transfer, conveyance and delivery to the Company by the Seller and its Affiliates of the Assets, (b) the assumption by the Company of the Assumed Liabilities, (c) the entry by the Company and the Seller (or its applicable Affiliate) into the Patent Licenses and the Trademark License Agreement, and (d) the entry by the Company and the applicable counterparty thereto into the Equipment Leases.

“Reorganization Documents” has the meaning set forth in Section 6.5.

“Restricted Business” has the meaning set forth in Section 6.6.

“Retention/Severance Agreements” has the meaning set forth in Section 8.7(d).

“Review Period” has the meaning set forth in Section 2.5(b).

“Seller” has the meaning set forth in the preamble hereto.

“Seller Benefit Plans” has the meaning set forth in Section 4.13(a).

“Seller Disclosure Schedule” has the meaning set forth in the preamble to Article III.

“Seller Parent” has the meaning set forth in the preamble hereto.

“Seller Parties” has the meaning set forth in Section 11.3.

“Seller Transaction Expenses” shall mean (a) all fees and expenses of all third parties providing Seller or its Affiliates (including the Company) with services (including legal, accounting and tax services) in connection with (i) the Acquisition, the Reorganization and the other transactions contemplated by this Agreement (including the auction process and any other contemplated strategic transactions relating to the Business) and the Ancillary Agreements and (ii) the negotiation, preparation and drafting of this Agreement and the Ancillary Agreements, including, without limitation, the fees of HSBC Securities (USA) Inc. and Morgan, Lewis & Bockius LLP, (b) the cost of the audit previously undertaken by PricewaterhouseCoopers for Pearson Data Management, for the fiscal years ended December 31, 2006 and December 31, 2005 to produce the Audited Financial Statements set forth on Section 4.4(a) of the Seller Disclosure Schedule as well as any costs to be borne by the Seller pursuant to Section 6.2(b) of this Agreement and (c) all out-of pocket costs and expenses arising out of or related to the Reorganization.

“Specified Representations” has the meaning set forth in Section 11.1.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Supply and Services Agreement” means the product and services purchase and supply agreement between the Seller and the Company, to be dated as of the Closing Date and to be entered into immediately prior to the Closing, in substantially the form attached hereto as Exhibit A.

“Tax” or “Taxes” means any and all U.S. federal, state, local or foreign net or gross income, alternative or add-on minimum, gross receipts, net proceeds, lease, wage, service, service use, excise, Transfer Taxes, license, ad valorem, value added, franchise, withholding, payroll, employment, excise, real property gains, deed, alternative or add-on minimum, occupation, severance, occupation, windfall profits, unemployment, social security, workers’ compensation, disability, capital stock, paid in capital, business occupation, business license, custom duties, environmental, estimated, capital, premium and other taxes, charges, fees, levies, imposts, duties or assignments of any kind whatsoever, imposed or required to be withheld by any Tax authority, including any interest, additions to Tax or penalties applicable or related thereto.

“Tax Audits” has the meaning set forth in Section 4.5(a)(ii).

“Tax Claim” means (a) any written claim with respect to Taxes made by any Taxing Authority or other Person that, if pursued successfully, could serve as the basis for a claim for indemnification of the Purchaser or Seller under this Agreement, or (b) a rejection by a Taxing Authority of a claim for a Tax refund with respect to a taxable period of the Company or the Business ending on or before the Closing Date.

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Third Party Claim” has the meaning set forth in Section 11.4(a).

“Third Party Licenses” has the meaning set forth in Section 4.9(c).

“Trade Secrets” means any trade secrets and other confidential inventions, know-how, formulae, processes, models, methodologies and information.

“Trademark License Agreement” means the trademark license agreement between the Seller and the Company, to be dated as of the Closing Date, in substantially the form attached hereto as Exhibit E.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, registration, documentary, stamp, registration and stock transfer taxes and fees and any similar taxes, including any interest, additions to Transfer Tax or penalties applicable or related thereto.

“Transition Services Agreement” means the services agreement between the Seller and the Purchaser, to be dated as of the Closing Date, in substantially the form attached hereto as Exhibit C.

“Unaudited Balance Sheet” has the meaning set forth in Section 4.4(b).

“Unaudited Financial Statements” has the meaning set forth in Section 4.4(b).

1.2       Construction.  For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other gender; (b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules, Annexes, Attachments and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules, Annexes, Attachments and other attachments to, this Agreement; (c) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (d) the words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”; and (f) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE

2.1       Purchase and Sale of the Interests.  Upon the terms and subject to the conditions of this Agreement, at the Closing the Seller shall sell the Interests to the Purchaser and the Purchaser shall purchase the Interests from the Seller, free and clear of all Liens.  The purchase price for the Interests shall be $225,000,000 in cash (the “Purchase Price”). The Purchase Price shall be paid as provided in Section 2.3, and is subject to adjustment as provided in Sections 2.4 and 2.5.  The purchase and sale of the Interests is referred to herein as the “Acquisition”.

2.2       Closing Date.  The closing of the Acquisition (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY, at 10:00 a.m. on the later of (a) February 22, 2008 and (b) the third Business Day after satisfaction (or waiver as provided herein) of the conditions set forth in Article IX (other than those conditions that by their nature will be satisfied at the Closing, but subject to the satisfaction (or, to the extent permitted, the waiver) of those conditions), or such other time, date or place as shall be agreed in writing by the parties.  The date on which the Closing occurs is referred to herein as the “Closing Date.”  In the event that, pursuant to the terms of the immediately preceding sentence, the Closing would occur on a date that is not February 22, 2008 or another date that is the last day of a Seller fiscal month, the Purchaser and the Seller shall use their commercially reasonable efforts to agree upon a mutually acceptable date for the Closing, taking into account the financial and accounting systems of the Seller; provided, however, that the Closing shall not be delayed pursuant to this sentence more than five Business Days past the date on which it would otherwise occur pursuant to the immediately preceding sentence.  The Closing shall be deemed effective as of 11:59 p.m. Eastern time on the Closing Date.

2.3       Transactions to be Effected at the Closing.

(a)           At the Closing, the Purchaser shall deliver to the Seller (i) by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller to the Purchaser no later than two Business Days prior to the Closing Date (A) the Purchase Price, plus or minus (B) the Estimated Working Capital Adjustment Amount, and (ii) all documents required to be delivered by the Purchaser to the Seller pursuant to Section 9.3.

(b)           At the Closing, the Seller shall deliver to the Purchaser (i) certificates representing the Interests, duly endorsed by the Seller for transfer to the Purchaser or accompanied by separate membership interest powers attached thereto and signed in blank; (ii) all documents required to be delivered by the Seller to the Purchaser pursuant to Section 9.2; (iii) the resignations described in Section 6.3 and (iv) fully executed copies of the Reorganization Documents (and, in the case of any deeds transferring any Owned Real Property, evidence of the recordation of such deeds in the real estate records of the applicable jurisdiction).

2.4       Pre-Closing Purchase Price Adjustment.

(a)           At least three but no more than ten Business Days before the Closing Date, the Seller shall deliver to the Purchaser an unaudited statement (the “Estimated Net Working Capital Statement”), setting forth in reasonable detail (including the components of such calculation) Seller’s reasonable good faith estimation of Net Working Capital as of 11:59 p.m. Eastern time on the expected Closing Date (“Estimated Net Working Capital”).  The Estimated Net Working Capital Statement shall be prepared in accordance with the same accounting principles, practices, methodologies and policies used in the preparation of the Audited Financial Statements and in the calculation of the Net Working Capital Target; provided, however, that in no event shall the Estimated Net Working Capital Statement include any Excluded Assets or Excluded Liabilities.

(b)           The amount by which the Estimated Net Working Capital is greater than or less than the Net Working Capital Target shall be referred to herein as the “Estimated Working Capital Adjustment Amount”.

2.5       Post-Closing Purchase Price Adjustment.  The Purchase Price shall be subject to adjustment on a dollar-for-dollar basis after the Closing Date as set forth below.

(a)           Within 90 days after the Closing Date, the Purchaser will prepare, or cause to be prepared, and deliver to the Seller an unaudited statement (the “Closing Net Working Capital Statement”), which shall set forth the Purchaser’s calculation of Net Working Capital as of 11:59 p.m. Eastern time on the Closing Date (“Closing Net Working Capital”).  The Closing Net Working Capital Statement shall be prepared in accordance with the same accounting principles, practices, methodologies and policies (including the determination of reserves) used in the preparation of the Audited Financial Statements and in the calculation of the Net Working Capital Target; provided, however, that in no event shall the Closing Net Working Capital Statement include any Excluded Assets or Excluded Liabilities.  After the Closing Date, Purchaser shall provide the Seller and its representatives with any information reasonably requested by them and shall give them access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Company for the purpose of its review of the Closing Net Working Capital Statement in accordance with this Section 2.5.

(b)           Upon receipt from the Purchaser, the Seller shall have 30 days to review the Closing Net Working Capital Statement (the “Review Period”).  If the Seller disagrees with the Purchaser’s computation of Closing Net Working Capital, the Seller may, on or prior to the last day of the Review Period, deliver a notice to the Purchaser (the “Notice of Objection”), which sets forth its objection to the Purchaser’s calculation of Closing Net Working Capital; provided, however, that the Notice of Objection shall include only objections based on (i) non compliance with the standards set forth in Section 2.5(a) for the preparation of the Closing Net Working Capital Statement and (ii) mathematical errors in the computation of Closing Net Working Capital.  Any Notice of Objection shall specify those items or amounts with which the Seller disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Seller’s calculation of Closing Net Working Capital based on such objections.  To the extent not set forth in the Notice of Objection, the Seller shall be deemed to have agreed with the Purchaser’s calculation of all other items and amounts contained in the Closing Net Working Capital Statement.  The parties hereto acknowledge that (x) the sole purpose of the determination of Closing Net Working Capital is to adjust the Purchase Price so as to reflect the difference between the Closing Net Working Capital and the Estimated Net Working Capital and (y) the calculation of the Closing Net Working Capital is to be made on a basis completely consistent with the calculation of the Net Working Capital Target using the same accounting principles, practices, methodologies and policies.

(c)           Unless the Seller delivers the Notice of Objection to the Purchaser within the Review Period, the Seller shall be deemed to have accepted the Purchaser’s calculation of Closing Net Working Capital and the Closing Net Working Capital Statement shall be final, conclusive and binding on all parties hereto.  If the Seller delivers the Notice of Objection to the Purchaser within the Review Period, the Purchaser and the Seller shall, during the 30 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Net Working Capital.  If, at the end of such period or any mutually agreed extension thereof, the Purchaser and the Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to a nationally recognized independent public accounting firm mutually acceptable to the Purchaser and the Seller (the “Independent Accounting Firm”).  If the Purchaser and the Seller are unable to so agree, each shall select a nationally recognized independent accounting firm and those two firms shall select a third such firm, in which event “Independent Accounting Firm” shall mean the third such firm.  The parties shall instruct the Independent Accounting Firm promptly to review this Section 2.5 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Closing Net Working Capital set forth in the Closing Net Working Capital Statement requires adjustment.  The Independent Accounting Firm shall base its determination solely on written submissions by the Purchaser and the Seller and not on an independent review.  The Purchaser and the Seller shall make available to the Independent Accounting Firm all relevant books and records and other items reasonably requested by the Independent Accounting Firm.  As promptly as practicable, but in no event later than 45 days after its retention, the Independent Accounting Firm shall deliver to the Purchaser and the Seller a report which sets forth its resolution of the disputed items and amounts and its calculation of Closing Net Working Capital; provided, however, that in no event shall Closing Net Working Capital as determined by the Independent Accounting Firm be less than the Purchaser’s calculation of Closing Net Working Capital set forth in the Closing Net Working Capital Statement nor more than the Seller’s calculation of Closing Net Working Capital set forth in the Notice of Objection.  The decision of the Independent Accounting Firm shall be final, conclusive and binding on the parties.  After final determination of Closing Net Working Capital, the Seller shall have no further right to make any claims against the Purchaser in respect of any element of Closing Net Working Capital that the Seller raised or could have raised in the Notice of Objection.  The Purchaser and the Seller shall each pay their own costs and expenses incurred under this Section 2.5.  The Independent Accounting Firm shall allocate its fees, costs and expenses in accordance with the percentage which the portion of the contested amount not awarded to the Purchaser, on the one hand, and the Seller, on the other hand, bears to the amount actually contested by or on behalf of such parties.

(d)           For the purposes of this Agreement, “Final Net Working Capital” means the Closing Net Working Capital:  (i) as shown in the Closing Net Working Capital Statement delivered by the Purchaser to the Seller pursuant to Section 2.5(a), if no Notice of Objection with respect thereto is timely delivered by the Seller to the Purchaser pursuant to Section 2.5(b); or (ii) if a Notice of Objection is so delivered, (A) as agreed by the Purchaser and the Seller pursuant to Section 2.5(c) or (B) in the absence of such agreement, as shown in the Independent Accounting Firm’s calculation delivered pursuant to Section 2.5(c).  The Purchase Price shall be increased by the amount by which Final Net Working Capital exceeds the Estimated Net Working Capital, and the Purchase Price shall be decreased by the amount by which Final Net Working Capital is less than the Estimated Net Working Capital.  If, pursuant to the preceding sentence, the Purchase Price is decreased, the Seller shall, and if the Purchase Price is increased, the Purchaser shall, within five Business Days after the Final Net Working Capital is determined, make payment by wire transfer in immediately available funds, to an account designated in writing by the party receiving such payment no later than two Business Days prior to the date of such payment, the amount of such adjustment, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

(e)           In the period beginning on the Closing Date and ending on the earliest date of final resolution of Final Net Working Capital and the adjustment to the Purchase Price pursuant to this Section 2.5, no changes made by the Purchaser to the accounting methodology of the Business on which the Closing Net Working Capital is to be based, shall have an impact upon the calculation of Closing Net Working Capital or the calculation of any adjustment to the Purchase Price contemplated by this Section 2.5.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE
SELLER AND THE INTERESTS

The Seller represents and warrants to the Purchaser that, except as set forth in the corresponding section of the Schedules delivered by the Seller to the Purchaser on the date hereof (collectively, the “Seller Disclosure Schedule”) (it being understood that each section of the Seller Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Seller Disclosure Schedule, to the extent, but only to the extent, that the relevance of such disclosure in such other section is reasonably apparent), each statement contained in this Article III is true and correct as of the date hereof and as of the Closing Date (except with respect to those representations and warranties that expressly address matters only as of a particular date, in which case, as of such date).

3.1       Organization and Good Standing.  The Seller is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  The Seller has all requisite corporate or similar legal power to own, lease and operate the Assets and to carry on the Business as now being conducted.  The Seller is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which the ownership of the Assets or the conduct of the Business requires such qualification or license, except where the failure to do so would not have a Material Adverse Effect.

3.2       Authority and Enforceability.  Each of the Seller and the Company, as applicable, has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Acquisition, the Reorganization and the other transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the Acquisition, the Reorganization and the other transactions contemplated hereby and thereby have been, or will be, duly authorized by all necessary corporate or other similar action on the part of the Seller and the Company, as applicable.  This Agreement has been, and at the Closing each Ancillary Agreement to which the Seller or the Company, as applicable, is a party will be, duly executed and delivered by the Seller or the Company, as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the Purchaser, constitute the valid and binding obligation of the Seller or the Company, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

3.3       No Conflicts.

(a)           Except as set forth in Section 3.3(a) of the Seller Disclosure Schedule, the execution and delivery by the Seller and the Company of this Agreement and the Ancillary Agreements to which each is a party do not, and the consummation by the Seller and the Company of the Reorganization, the Acquisition and the other transactions contemplated hereby and thereby will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) or payment of any material amount under, or give rise to a right of termination or cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the Assets under, any provision of (i) the governing or constitutive documents of the Seller, (ii) any Contract related to the Business to which the Seller or any of its Affiliates is a party or by which the Assets are bound, or (iii) any Law or Order applicable to the Seller in connection with its operation of the Business, except in the case of the immediately preceding clauses (ii) and (iii) where such violation would not have a Material Adverse Effect.

(b)           No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be obtained or made by or with respect to the Seller in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which the Seller is a party or the consummation of the Acquisition or the other transactions contemplated hereby or thereby, except for such Authorizations, Orders, registrations, declarations, filings and notices (i) as may be required under the HSR Act and other Antitrust Laws set forth in Section 3.3(b) of the Seller Disclosure Schedule or (ii) as set forth in Section 3.3(b) of the Seller Disclosure Schedule.

3.4       The Interests.  The Seller is the sole beneficial owner of the Interests and has good and valid title to the Interests, free and clear of all Liens.  Assuming the Purchaser has the requisite power and authority to be the lawful owner of the Interests, upon delivery to the Purchaser at the Closing of certificates representing the Interests, duly endorsed by the Seller for transfer to the Purchaser or accompanied by separate membership interest powers attached thereto and signed in blank, and upon the Seller’s receipt of the Purchase Price pursuant to Section 2.3(a), good and valid title to the Interests will pass to the Purchaser, free and clear of any Liens (other than those arising from acts of the Purchaser or its Affiliates) or claims of any Person with respect thereto.  Other than this Agreement, the Interests are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Interests.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING
TO THE COMPANY AND THE BUSINESS

The Seller represents and warrants to the Purchaser that, except as set forth in the corresponding section of the Seller Disclosure Schedule (it being understood that each section of the Seller Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Seller Disclosure Schedule, to the extent, but only to the extent, that the relevance of such disclosure in such other section is reasonably apparent), each statement contained in this Article IV is true and correct as of the date hereof and as of the Closing Date (except with respect to those representations and warranties that expressly address matters only as of a particular date, in which case, as of such date).

4.1       Organization and Good Standing.  The Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  The

Company has all requisite corporate or similar legal power to own, lease and operate the Assets and to carry on the Business as now being conducted.  The Company is, or as of the Closing will be, duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct or nature of the Business or the ownership, leasing or holding of the Assets makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2       Capitalization; Books and Records.

(a)           The authorized capital of the Company is set forth in Section 4.2(a) of the Seller Disclosure Schedule.  The Interests are duly authorized, validly issued, fully paid and nonassessable.  Other than the Interests and as set forth in Section 4.2(a) of the Seller Disclosure Schedule, the Company does not have outstanding any equity interests or any other securities exercisable or exchangeable for or convertible into equity interests.  The Company has no Subsidiaries.

(b)           The Company has delivered to the Purchaser true and complete copies of the certificate of formation, limited liability company agreement, any other formation documents and any resolutions or minute books, each as amended to date, of the Company.  The resolutions and minute books of the Company are true and complete in all material respects.

4.3       No Conflicts.

(a)           Except as set forth in Section 4.3(a) of the Seller Disclosure Schedule, the execution and delivery by the Seller and the Company of this Agreement and the Ancillary Agreements to which each is a party do not, and the consummation by the Seller and the Company of the Reorganization, the Acquisition and the other transactions contemplated hereby and thereby will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) or payment of any material amount under, or give rise to a right of termination or cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the Assets under, any provision of (i) the governing or constitutive documents of the Company, (ii) any Contract to which the Company is a party or by which the Assets are bound, or (iii) any Law or Order applicable to the Company, except in the case of the immediately preceding clauses (ii) and (iii), where such violation would not have a Material Adverse Effect.

(b)           No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, except for such Authorizations, Orders, registrations, declarations, filings and notices  (i) as may be required under the HSR Act and other Antitrust Laws set forth in Section 4.3(b) of the Seller Disclosure Schedule, or (ii) as set forth in Section 4.3(b) of the Seller Disclosure Schedule.

4.4       Financial Statements.

(a)           Set forth in Section 4.4(a) of the Seller Disclosure Schedule are the audited “Statement of Assets to be Sold and Liabilities to be Transferred” for the Business as of December 31, in each of the years 2005 and 2006 (the “Balance Sheet”) and the audited statements of Revenues and Operating Expenses for the year as of December 31 in each of the years 2005 and 2006 (together with the Balance Sheet, the “Audited Financial Statements”).  Except as set forth in Section 4.4(a) of the Seller Disclosure Schedule, the Audited Financial Statements have been prepared in accordance with the Other Comprehensive Basis of Accounting set forth in Note 1 to the Audited Financial Statements (the “Basis of Accounting”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and on such basis fairly present in all material respects the financial condition and the results of operations of the Business as of the respective dates thereof and for the respective periods covered thereby.  The Balance Sheet does not reflect any assets or liabilities that should be retained by the Seller or its Affiliates (other than the Company) in order to give effect to the Reorganization and the closing of the transactions contemplated hereby.

(b)           Set forth in Section 4.4(b) of the Seller Disclosure Schedule are the unaudited “Statement of Assets to be Sold and Liabilities to be Transferred” for the Business as of September 30, 2007  (the “Unaudited Balance Sheet”) and the unaudited statements of Revenues and Operating Expenses for the nine-month period ended September 30, 2007 (together with the Unaudited Balance Sheet, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  Except as set forth in Section 4.4(b) of the Seller Disclosure Schedule, the Unaudited Financial Statements have been prepared in accordance with the Basis of Accounting applied on a consistent basis throughout the period involved (except as may be indicated in the notes thereto) and on such basis fairly present in all material respects the financial condition and the results of operations of the Business as of September 30, 2007 and for the nine month period ended September 30, 2007, subject to immaterial normal year-end audit adjustments and the absence of notes.  The Unaudited Balance Sheet does not reflect any assets or liabilities that should be retained by the Seller or its Affiliates (other than the Company) in order to give effect to the Reorganization and the closing of the transactions contemplated hereby.

(c)           The Company does not have, and will not have immediately following the Reorganization and at the Closing, any material Liabilities or obligations of any nature required by GAAP to be recorded or reserved for or any “off-balance sheet arrangements” as such term is defined in Item 303(a)(4)(ii) of Regulation S-K, except (i) as disclosed or reserved against in the Financial Statements, (ii) for Liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Unaudited Financial Statements and not in violation of this Agreement, and (iii) for Taxes that are not due and payable or that may thereafter be paid without penalty (including any Taxes that may be incurred in connection with the consummation of the Transactions contemplated by this Agreement).

(d)           The Company has no outstanding Indebtedness other than capitalized leases set forth in the Financial Statements.

4.5       Taxes.

(a)           Except as set forth in Section 4.5(a) of the Seller Disclosure Schedule:

(i)                 All material U.S. federal, state, local and foreign Tax Returns required to have been filed by the Seller, or by each Affiliate of the Seller that holds or has held the Assets in respect of the Business, have been or will be filed in accordance with all applicable Laws (taking into account applicable extensions), and each such Tax Return is or will be true, complete and accurate in all material respects.  All Taxes with respect to the Assets shown on such Tax Returns as due have been paid or will be paid before the Closing Date.

(ii)                 There are no U.S. federal, state or local audits, actions, suits, proceedings, investigations, claims, or administrative proceedings pending against the Seller or its Affiliates in respect of any Taxes owed in connection with the Business (collectively, “Tax Audits”).  To the Knowledge of the Seller, no Tax Audit has commenced, and neither the Seller nor any of its Affiliates has received any notice of any proposed or threatened Tax Audit.

(iii)                 There are no material Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.

(iv)                 The Seller has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party in connection with the Business, including any withholding with respect to wages or other amounts paid to employees.

(v)                 The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(vi)                 The Company is a “domestic eligible entity” with a single owner within the meaning of Treasury regulation Section 301.7701-3.  Neither the Seller nor any of its Affiliates has made an election under Treasury regulation Section 301.7701-3 to treat the Company as an association taxable as a corporation.

4.6       Compliance with Law; Authorizations.

(a)           The Business and the Company are in compliance with all material Laws to which the Business or the Company is subject.

(b)           Section 4.6(b) of the Seller Disclosure Schedule sets forth, as of the date of the Agreement, all Authorizations issued or granted to the Seller which are material to the operation of the Business.  Except as set forth in Section 4.6(b) of the Seller Disclosure Schedule, the Seller does, and immediately following the Reorganization and at the Closing, the Company will, own, hold, possess or lawfully use in the operation of the Business all Authorizations which are material to the conduct of the Business, and all such Authorizations are valid and in full force and effect.

(c)           To the extent subject thereto, since December 31, 2000, the Business and the Company have been in compliance with the applicable provisions of HIPAA, and any rules or regulations promulgated thereunder regarding the privacy and security of protected health information and any other local, state or foreign Law related to the privacy or security of individually identifiable health or medical information.  Since December 31, 2000, none of the Seller or its Affiliates, with respect to the Business, has received any notice or communication in writing from any Governmental Entity alleging that the Business or the Company has failed to comply with one or more of HIPAA’s provisions.

4.7       Real Property.

(a)           Section 4.7(a) of the Seller Disclosure Schedule contains a list of all real property owned by the Seller or any of its Affiliates which is used principally in connection with the operation of the Business (collectively, the “Owned Real Property”).  The Seller or one of its Affiliates, as identified on the Seller Disclosure Schedule, has good, valid and marketable fee simple title to each parcel of Owned Real Property free and clear of all Liens, except for Permitted Liens.  Immediately after giving effect to the Reorganization and at the Closing, the Company will so own all of the Owned Real Property free and clear of all Liens, except for Permitted Liens (other than Permitted Liens described in clause (e) of the definition of Permitted Liens).

(b)           Section 4.7(b) of the Seller Disclosure Schedule contains a list of all leases and subleases of real property that are used principally in connection with the operation of the Business (collectively, the “Leases”).  The real property demised under any Lease is referred to herein as the “Leased Real Property”.  A true and complete copy of each Lease has heretofore been made available to the Purchaser.  Section 4.7(b) of the Seller Disclosure Schedule identifies the lessor and lessee, or sublessor and sublessee, as the case may be, of each parcel of Leased Real Property and the Seller or one of its Affiliates, as identified on Section 4.7(b) of the Seller Disclosure Schedule, has a good and valid leasehold interest in and to the Leased Real Property.  The Seller has not received or sent a notice of default under any Lease which remains uncured, except where such default would not have a Material Adverse Effect.  All Leases are binding and enforceable in accordance with their respective terms and are in full force and effect.  Immediately after giving effect to the Reorganization and at the Closing, the Company will be a lessee, sublessee or sub-sublessee, as applicable, of all of the Leased Real Property, and all Leases will be valid, binding and in full force and effect with respect to the Company.

(c)           True and complete copies of (i) all deeds, title insurance policies, mortgages and surveys relating to the Owned Real Property and (ii) all documents evidencing all Liens upon the Owned Real Property and, to the extent in the Seller’s possession, the Leased Real Property, have heretofore been made available to the Purchaser.

(d)           To the Seller’s Knowledge, there are no facts or conditions affecting any of the buildings, structures, fixtures, building systems and equipment included in the Real Property which would interfere in any material respect with the operation of the Business.

(e)           Except as set forth in Section 4.7(e) of the Seller Disclosure Schedule, neither the Seller nor any of its Affiliates has leased or otherwise granted to any Person (other than pursuant to this Agreement) any right to occupy or possess or otherwise encumber any portion of the Real Property.  Neither the Seller nor any of its Affiliates is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person (other than pursuant to this Agreement).  Neither the Seller nor its Affiliates, with respect to the Business, nor the Company is a party to any agreement or option to purchase any real property or interest therein.

(f)           Neither the whole nor any portion of the Owned Real Property nor, to the Seller’s Knowledge, the Leased Real Property is subject to any Order mandating the sale, condemnation, expropriation or taking by any Governmental Entity with or without payment or compensation therefor, nor, to the Knowledge of the Seller, has any such sale, condemnation, expropriation or taking been proposed.

(g)           Neither the Seller nor any of its Affiliates has received any notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of the Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Real Property, which repair or work has not been completed.

(h)           The Seller has obtained all material Authorizations required to use and operate the Real Property in the operation of the Business.  True and complete copies of all such Authorizations in the possession of the Seller have heretofore been made available to the Purchaser.  The Seller has, and immediately following the Reorganization and at the Closing, the Company will have, all Authorizations required to use and operate the Real Property as used and operated; and no such Authorizations will be required, as a result of the transactions contemplated by this Agreement, to be issued after the date hereof in order to permit the Company, following the Reorganization, to continue to use and operate the Real Property in the same manner in which the Real Property is being used and operated in the conduct of the Business, other than any such Authorizations that are ministerial in nature and are normally issued in due course upon application therefor without further action by the applicant.

(i)           Each parcel of Owned Real Property has direct vehicular and pedestrian access to a public street adjoining such Owned Real Property or has vehicular and pedestrian access to a public street via an easement appurtenant to such parcel of Owned Real Property, and such access is not dependent on any land or other real property interest which is not included in the Owned Real Property.  None of the buildings, structures, fixtures, building systems and equipment included in the Real Property or any portion thereof are dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Owned Real Property, including its appurtenances.

(j)           To the Seller’s Knowledge, there is no physical defect on the Owned Real Property which would adversely and materially impact the marketability of the Owned Real Property to a buyer of such Owned Real Property intending to use the Owned Real Property in substantially the same manner and for the same purposes as are currently used for the Business.

(k)           The present uses of the Owned Real Property in connection with the Business are in compliance with all applicable Laws, including all applicable zoning Laws and with all registered deeds or restrictions of record affecting such Owned Real Property, and the Seller has no Knowledge of any proposed change therein that would materially and adversely affect any of the Owned Real Property or its present use and the Seller has no Knowledge of any violation of such Law or deeds or restrictions of record.

4.8       The Assets.  Except for the Excluded Assets, the Assets will, as of the Closing Date, constitute all of the assets used to conduct the Business in all material respects as conducted on the date hereof and on the Closing Date.  Immediately following the Reorganization and at the Closing, the Company will have good and valid title to all of the Assets free and clear of all Liens, other than Permitted Liens or as otherwise disclosed in Section 4.8 of the Seller Disclosure Schedule.  The tangible Assets are in good operating condition and repair (ordinary wear and tear excepted).

4.9       Intellectual Property.

(a)           Section 4.9(a) of the Seller Disclosure Schedule sets forth a correct and complete list of all material Intellectual Property owned by the Seller or its Affiliates (including the Company) that is (i) included in the Assets and (ii) registered or subject to an application for registration.  Such list includes the jurisdictions where such Intellectual Property is registered or where applications have been filed, and all corresponding registration or application numbers.  Except as set forth in Section 4.9(a) of the Seller Disclosure Schedule, immediately following the Reorganization and at the Closing, the Company will be the sole beneficial owner, free and clear of all Liens (except for Permitted Liens), of all such registered and applied-for Intellectual Property and all such Intellectual Property is subsisting and, to the Knowledge of the Seller, valid and enforceable.  Except as set forth in Section 4.9(a) of the Seller Disclosure Schedule, the Seller owns or has the valid right to use all Intellectual Property integral to or used principally in the conduct of the Business (the “Business Intellectual Property”).  Except as set forth in Section 4.9(a) of the Seller Disclosure Schedule, immediately after giving effect to the Reorganization and at the Closing, the Company will own or have the valid right to use the Business Intellectual Property.

(b)           To the Seller’s Knowledge, no Person is infringing, misappropriating, or otherwise violating any Business Intellectual Property owned by the Seller or its Affiliates (the “Business Owned Intellectual Property”) or any Business Intellectual Property exclusively licensed to the Seller or its Affiliates.  No such claims have been asserted or threatened against any Person by the Seller or its Affiliates in the past three years.

(c)           Except as set forth in Section 4.9(c) of the Seller Disclosure Schedule or where any default would not materially impair the Business, the Seller and its Affiliates are not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract to which the Seller or its Affiliates are a party or otherwise bound pursuant to which any third party is licensed or authorized by the Seller or its Affiliates to use or register any Business Intellectual Property (“Business Licenses”) or pursuant to which the Business is licensed, or otherwise authorized to use, Intellectual Property owned by a third Person (“Third Party Licenses”).

(d)           Except as set forth in Section 4.9(d) of the Seller Disclosure Schedule, the conduct of the Business (including the products and services of the Seller and Company) within the past three years has not infringed or otherwise violated any Person’s Intellectual Property rights.  As of the date hereof, there are no claims pending nor, to the Seller’s Knowledge, threatened against the Seller or its Affiliates alleging that the Business infringes, misappropriates, or otherwise violates the Intellectual Property rights of any Person.  There has been no claim asserted nor, to the Seller’s Knowledge, threatened in the past three years against the Seller or its Affiliates or that the Business infringes, misappropriates, or otherwise violates the Intellectual Property rights of any Person.

(e)           The Seller has taken reasonable measures to maintain in confidence all material Trade Secrets of the Business, including requiring, as appropriate, Persons having access thereto to execute written non-disclosure agreements.

(f)           Except as set forth in Section 4.9(f) of the Seller Disclosure Schedule and for the Licensed Patents, immediately following the Reorganization and at the Closing, the Seller and its Affiliates (other than the Company) will not own, or license from third parties, any Business Intellectual Property.

(g)           Except as set forth in Section 4.9(g) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by the Reorganization and this Agreement will not result in the material loss or impairment of or payment of any material additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use, or hold for use any of the Intellectual Property integral to or used principally in the conduct of the Business.

4.10     Absence of Certain Changes or Events.  Except as set forth in Section 4.10 of the Seller Disclosure Schedule, since December 31, 2006 to the date hereof, (i) there has been no Material Adverse Effect and (ii) except for any actions taken to effect the Reorganization, the Business has been conducted in all material respects in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, since December 31, 2006 to the date hereof, the Seller has not with respect to the Business taken, and has not permitted the Company to take, any action which if taken from the date hereof through the Closing Date would be required to be disclosed on Section 6.1 of the Seller Disclosure Schedule.

4.11     Contracts.

(a)           Section 4.11(a) of the Seller Disclosure Schedule sets forth a list of each Contract entered into in connection with the operation of the Business to which the Seller or its Affiliates is party or by which it is bound:

(i)                 for the purchase of materials, supplies, goods, services, equipment or other assets (other than purchase orders or Contracts for services in the ordinary course of business) which (A) provides for annual payments by the Seller or its Affiliates of $500,000 or more and (B) has a residual term as of the date hereof of more than six months;

(ii)                 for the sale by the Seller or its Affiliates of materials, supplies, goods, services, equipment or other assets, and which (A) provides for a specified annual minimum dollar sales amount by the Seller or its Affiliates of $500,000 or more and (B) has a residual term as of the date hereof of more than six months;

(iii)                 that is with a Key Customer or Key Supplier;

(iv)                 that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the ordinary course of business) or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person, in any such case which is in excess of $25,000;

(v)                 that is a collective bargaining or similar labor related agreement;

(vi)                 that is a material Business License or material Third Party License;

(vii)                 that relates to the formation, creation, operation, management or control of any partnership or joint venture;

(viii)                 with customers that contains a provision which provides that any pricing term of such Contract will be no less favorable to such customer than the pricing term in any other Contract that is (A) for similar purchases or service arrangements and (B) provides for annual payments by such customer of $250,000 or more;

(ix)                 that contains a covenant not to compete that limits the conduct of the Business; or

(x)                 that provides for the acquisition or disposition of any business (whether by merger, sale of stock or assets or otherwise) at any time since January 1, 2005.

(b)           Each Contract required to be listed in Section 4.11(a) of the Seller Disclosure Schedule pursuant to Section 4.11(a) is valid, binding and in full force and effect, and will be valid, binding and in full force and effect with respect to the Company, immediately following the Reorganization  and at the Closing, and the Seller or its Affiliates, as applicable, is not, and the Company will not be, immediately following the Reorganization and at the Closing, and to the Seller’s Knowledge no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Contract, except in each case (i) where any such default would not have a Material Adverse Effect or (ii) as set forth in Section 4.11(b) of the Seller Disclosure Schedule.

(c)           Each Contract required to be listed in Section 4.11(a) of the Seller Disclosure Schedule has been made available to the Purchaser.

4.12     Litigation.  Except as set forth in Section 4.12 of the Seller Disclosure Schedule, there is no action, suit, charge, proceeding, claim, arbitration or litigation or, to the Seller’s Knowledge, investigation (each, an “Action”) pending or, to the Seller’s Knowledge, threatened against the Seller or its Affiliates, arising out of the Seller’s ownership of the Assets or operation of the Business which would have a Material Adverse Effect.  There is no material unsatisfied judgment, penalty or award against or with respect to the Business or the Company.  Except as set forth in Section 4.12 of the Seller Disclosure Schedule, there is no Action pending or, to the Seller’s Knowledge, threatened against the Seller which (i) challenges the transactions contemplated hereby (including the Reorganization) or (ii) would prevent or materially delay the consummation of the transactions contemplated hereby (including the Reorganization).

4.13     Employee Benefits.

(a)           Section 4.13(a) of the Seller Disclosure Schedule includes a list of all Business Benefit Plans and material Seller Benefit Plans.  Such list separately identifies those Benefit Plans that are maintained or contributed to solely by the Seller or its Affiliates, or to which the Seller or its Affiliates is a party that are (a) available to and for the benefit of, solely and exclusively, Business Employees (the “Business Benefit Plans”) and (b) available to and for the benefit of Business Employees, as well as to and for the benefit of other employees of the Seller or its Affiliates (the “Seller Benefit Plans”).

(b)           Section 4.13(b) of the Seller Disclosure Schedule sets forth a list of each Business Employee and separately provides each such Business Employee’s base salary.

(c)           The Seller has delivered or made available to the Purchaser true and complete copies of (i) summaries of each material Seller Benefit Plan, (ii) each Business Benefit Plan and amendments thereto (or if the Business Benefit Plan is not a written plan, a description thereof), (iii) the most recent summary plan description for each Benefit Plan for which such a summary plan description is required, and (iv) the most recent determination letters from the Internal Revenue Service, if applicable, with respect to each Benefit Plan.

(d)           Each Business Benefit Plan has been established, maintained and operated in all material respects in accordance with its terms and in compliance with all applicable provisions of applicable Laws (including ERISA and the Code).  There are no investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Business Benefit Plans) or Actions pending against or involving any Business Benefit Plan or asserting any rights to or claims for benefits under any Business Benefit Plan that could give rise to any material liability.

(e)           Except as set forth in Section 4.13(e) of the Seller Disclosure Schedule, there are no circumstances pursuant to which the Company could incur a liability under Title IV of ERISA in respect of any Seller Benefit Plan or any other plan (other than a Business Benefit Plan) maintained or contributed to by the Seller or its Affiliates.

(f)           No Business Benefit Plan maintained or contributed to, or required to be maintained or contributed to for the six year period ending on the Closing Date, by the Company or any of its ERISA Affiliates is a pension plan (including, but not limited to a “multiemployer plan” as that term is defined in Sections 4001(a)(3) and 3(37)(A) of ERISA) subject to Title IV of ERISA or sections 412 of the Code or 302 of ERISA.

(g)           Each Benefit Plan intended to be “qualified” within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

(h)           No Business Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for Business Employees or former employees of the Business for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan”, (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), or (iv) the Retention/Severance Agreements.

(i)           No payment or benefit which has been, will or may be made by the Company with respect to any current or former Business Employee in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events) could result in an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(j)           Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof.

(k)           Except as set forth in Section 4.13(k) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Business Employee to severance pay, unemployment compensation or any other payment or funding of any payment, including in respect of any equity or phantom equity, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, (iii) limit the ability to amend or terminate any Business Benefit Plan, or (iv) result in a breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor related agreement applicable to any Business Employee.

4.14     Labor Matters.  Except as set forth in Section 4.14 of the Seller Disclosure Schedule:

(a)           The Company, the Seller and their Affiliates are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council that pertains to the Business Employees; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the Business Employees; and no Business Employees are represented by any labor union, labor organization or works council with respect to their employment with the Company, the Seller or their Affiliates.

(b)           Since January 1, 2005, no labor union, labor organization, works council, or group of Business Employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority that pertains to the Business Employees.  To the Seller’s Knowledge, there are no labor union organizing activities with respect to any Business Employees.

(c)           Since January 1, 2005, there has been no actual or, to the Knowledge of the Seller, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, organized slowdowns or organized work stoppages involving any Business Employee.

(d)           The Seller, the Company and their Affiliates, and their respective employees, agents or representatives, have not within the past three years committed any material unfair labor practice as defined in the National Labor Relations Act or similar applicable labor Law with respect to any Business Employee.

(e)           The Seller, the Company and their respective Affiliates are, with respect to the Business, in compliance in all material respects with Executive Order 11246 and any requirements thereunder to maintain affirmative action plans.

(f)           Neither the Seller, nor the Company or their Affiliates are delinquent in payments to any Business Employees or former Business Employees for any services or amounts required to be reimbursed or otherwise paid.

(g)           Neither the Seller, nor the Company have with respect to any Business Employees received since January 1, 2005 written (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(h)           With respect to the Business Employees, the Seller, the Company and their Affiliates are and have been in compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local Law (the “WARN Act”) relating to plant closings and layoffs, and have no liabilities or obligations that remain unsatisfied under the WARN Act.

4.15     Environmental.  Except as set forth in Section 4.15 of the Seller Disclosure Schedule, (a) the Business has within the past five years been and is in material compliance with all applicable Environmental Laws, (b) the Business possesses and is in material compliance with all Authorizations required under Environmental Law for the conduct of its operations as of the Closing Date, no appeal or any other action is pending to revoke any such Authorization, and to the extent required by applicable Environmental Law, the Business has applied in a timely fashion for the renewal of any such Authorizations, (c) there are no Actions pending or, to the Knowledge of the Seller, threatened against the Business alleging a violation of or liability under any Environmental Law, (d) the Seller has received no written notice of any pending unresolved or threatened violation, investigation, request for information or demand letter relating to the Business in connection with any Environmental Laws, (e) the Business is not subject to any judicial or administrative orders, decrees or judgments relating to Environmental Law or Hazardous Substances, (f) neither the Seller, the Business, nor to the Seller’s Knowledge, any other Person, has, released, discharged, or otherwise disposed, of any Hazardous Substances on, beneath or adjacent to any property currently or formerly owned, leased or operated by the Business, excluding releases, discharges or disposals that are not reasonably likely to result in a material claim or liability against the Business pursuant to applicable Environmental Laws, (g) to the Seller’s Knowledge, the Business has not disposed or arranged for the disposal of Hazardous Substances at any off-site location that is reasonably likely to result in a material liability to the Business, (h) the Business is not and within the last five years has not been subject to any personal or bodily injury claims arising from exposure to asbestos or other Hazardous Substances, (i) to the Knowledge of the Seller, none of the properties that are currently owned or operated by the Business contain any friable asbestos, (j) other than in the ordinary course of business or pursuant to a financing arrangement or agreement or lease agreement, the Business has not entered into any written agreement that would require it to pay to, reimburse, guarantee, defend, indemnify or hold harmless any person from or against any Liabilities or costs arising out of or related to generation, manufacture, use, transportation or disposal of Hazardous Substance, or otherwise arising in connection with or under Environmental Laws, and (k) the Seller has delivered or made available to the Purchaser or its representatives all material environmental studies, reports, assessments and audits in the Seller’s possession, custody or control relating to the Owned Real Properties or the Business.  The representations and warranties contained in this Section 4.15 are the Seller’s sole and exclusive representations and warranties with respect to matters related to Environmental Laws.

4.16     Insurance.  Section 4.16 of the Seller Disclosure Schedule contains a complete listing of all material workers’ compensation, employers’ liability, automotive liability, general liability (including product or completed operations liability), cyber liability, umbrella and excess liability, errors and omissions, employment practices liability, property and casualty, fire, business interruption and other forms of material insurance policies (the “Insurance Policies”) which cover the Business or the Assets (including the Real Property) or Business Employees.  As of the date hereof, to the Knowledge of the Seller all of the Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid in full.  The insurance coverage provided by the Insurance Policies is in such amounts, with such deductibles, against such risks and losses, and provides such coverage as Seller or its Affiliates has agreed to carry under any Contract with third parties to address its insurance obligations under such Contract.

4.17     Brokers.  Except for fees and commissions of HSBC Securities (USA) Inc. which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or the Company.

4.18     Transactions with Affiliates.  Except for the Ancillary Agreements, as applicable, and as set forth in Section 4.18 of the Seller Disclosure Schedule, there are no agreements or arrangements in effect between the Company, on the one hand, and the Seller or any of its Affiliates (other than the Company), on the other hand.

4.19     Key Customers and Key Suppliers.  Section 4.19 of the Seller Disclosure Schedule sets forth a complete and correct list of (a) the top 20 customers of the Business based upon revenue generated therefrom in the first two quarters of fiscal year 2007 (the “Key Customers”) and sets forth opposite the name of such Key Customer the approximate amount of revenue attributable to such Key Customer during such period, and (b) the top 10 suppliers of the Business based upon aggregate amounts paid thereto by the Business in the first two quarters of fiscal year 2007 (the “Key Suppliers”) and sets forth opposite the name of such Key Supplier the approximate aggregate amounts paid by the Business to such Key Supplier during such period.  Except as set forth in Section 4.19 of the Seller Disclosure Schedule, since December 31, 2006, (x) no Key Customer or Key Supplier has cancelled or otherwise terminated its relationship, with the Seller with respect to the Business, in each case, with written or, to the Seller’s Knowledge, other, notification, (y) the Seller has not received any written or, to the Seller’s Knowledge, other, notice from any Key Customer or Key Supplier to the effect that any such Key Customer or Key Supplier intends to (i) terminate or adversely modify the material commercial terms of its relationship with the Seller with respect to the Business or (ii) initiate a bidding or rebidding process or request proposals with respect to any business currently provided by the Business and (z) the Seller has not been involved in any material dispute with a Key Customer or Key Supplier with respect to the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that each statement contained in this Article V is true and correct as of the date hereof and as of the Closing Date (except with respect to those representations and warranties that expressly address matters only as of a particular date, in which case, as of such date).

5.1       Organization and Good Standing.  The Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  The Purchaser has all requisite corporate or similar legal power to own, lease and operate its properties and to carry on its business as now being conducted.  The Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the ability of such Purchaser to consummate the Acquisition and the other transactions contemplated hereby (a “Purchaser Material Adverse Effect”).

5.2       Authority and Enforceability.  The Purchaser has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other similar action on the part of such Purchaser.  This Agreement has been, and at the Closing each Ancillary Agreement to which the Purchaser is a party will be, duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the Seller, constitute the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and the availability of injunctive relief and other equitable remedies.

5.3       No Conflicts.

(a)           The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not, and the consummation by the Purchaser of the Acquisition and the other transactions contemplated hereby and thereby will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) or payment of any material amount under or give rise to a right of termination or cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of its assets under, any provision of (i) the governing or constitutive documents of the Purchaser, (ii) any Contract to which the Purchaser or any of its Affiliates is a party or by which any of their respective assets are bound, or (iii) any Law or Order applicable to the Purchaser, except in the case of the immediately preceding clauses (ii) and (iii) where such violation would not have a Purchaser Material Adverse Effect.

(b)           No Authorization, Order of, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which the Purchaser is a party or the consummation of the Acquisition or the other transactions contemplated hereby or thereby, except for such Authorizations, Orders, registrations, declarations, filings and notices (i) as may be required under the HSR Act and other Antitrust Laws or (ii) the failure to obtain which would not have a Purchaser Material Adverse Effect.

5.4       Litigation.  There is no Action pending or, to the knowledge of the Purchaser, threatened in writing against the Purchaser which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the Acquisition or the other transactions contemplated hereby or (b) would have a Purchaser Material Adverse Effect.

5.5       Purchase for Investment.  The Interests purchased by the Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Purchaser shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, any Interests so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended, or any other applicable securities Law.

5.6       Availability of Funds.  The Purchaser has cash currently available or has existing committed borrowing facilities (the “Financing”) which together are sufficient to enable it to consummate the Acquisition.  Such cash resources and the Financing will be available to the

Purchaser on a timely basis to consummate the Acquisition, and the Purchaser knows of no fact or circumstance that would cause the Financing to be unavailable on such basis.

5.7       Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any Affiliate of the Purchaser.

5.8       Due Diligence; No Knowledge of Misrepresentations or Omissions.  The Purchaser acknowledges that (a) it has had the opportunity to visit with the Seller and its Affiliates and meet with officers and other representatives of the Business to discuss the business, assets, liabilities, financial condition, cash flows and operations of the Business, and (b) all materials and information requested by the Purchaser have been made available to its reasonable satisfaction.

5.9       No Other Representations.  The Purchaser acknowledges and agrees that the Seller is not making any representation or warranty whatsoever, express or implied, except those representations and warranties of the Seller explicitly set forth in this Agreement, the Ancillary Agreements or in any certificate contemplated hereby and delivered by the Seller in connection herewith.  Without limiting the generality of the foregoing, the Seller makes no representation or warranty to the Purchaser with respect to:  (a) any projections, estimates, forecasts or budgets heretofore delivered to or made available to the Purchaser of future revenues, expenses or expenditures or future results of operations; or (b) except as expressly covered by a representation or warranty contained in Article III or IV, any other information or documents (financial or otherwise) made available to the Purchaser, any Affiliate thereof or their respective counsel, accountants or advisers, including in certain “data rooms”, management presentations, offering memoranda or in any other form in contemplation of the Acquisition and the other transactions contemplated hereby.  Notwithstanding anything contained in this Section 5.9 to the contrary, it is understood that the facts or occurrences giving rise to or contributing to the failure to meet any such projections, estimates, forecasts or budgets may constitute a breach of this Agreement or a Material Adverse Effect for which the Seller may be liable.

ARTICLE VI

COVENANTS OF THE SELLER

6.1       Conduct of Business.  Except as set forth in Section 6.1 of the Seller Disclosure Schedule or otherwise expressly provided for in this Agreement (including any actions necessary to consummate the Reorganization) or required by applicable Law, during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Closing Date, except with the written consent of the Purchaser (which shall not be unreasonably withheld or delayed), the Seller shall (i) maintain, and shall cause the Company to maintain, its corporate existence, (ii) use commercially reasonable efforts to carry on the Business in the ordinary course of business in a manner consistent with past practice during the 12 months immediately preceding the date hereof, (iii) use its commercially reasonable efforts to preserve intact the relationships of the Business with material existing or prospective customers, suppliers and distributors and to keep available the services of the Business Employees, (iv) make commercially reasonable repairs to material Assets necessary to prevent any accelerated degradation or depreciation of such Assets, and (v) use its commercially reasonable efforts to maintain insurance coverage for the Business substantially equivalent to that maintained on the date hereof.  Notwithstanding any other provision of this Agreement, the Seller may, on or prior to the Closing Date, (y) sweep, or cause to be swept, funds to bank accounts of the Seller (other than Business Bank Accounts) from bank accounts maintained solely for the purposes of the Business (“Business Bank Accounts”) or (z) otherwise transfer, or cause to be transferred, to the Seller all cash and cash equivalents generated exclusively in connection with the Business.

Without limiting the generality of the foregoing, except for (i) matters set forth in Section 6.1 of the Seller Disclosure Schedule, (ii) actions taken to effect the Reorganization (subject to Section 6.5), or (iii) as otherwise expressly provided for in this Agreement, without the written consent of the Purchaser (not to be unreasonably withheld or delayed), the Seller shall not with respect to the Business and shall not permit the Company to:

(a)           sell any property or assets having a value individually exceeding $100,000, or an aggregate value exceeding $300,000, except for (i) inventory or other products sold to customers in the ordinary course of business and (ii) any Excluded Assets;

(b)           mortgage, pledge or subject to Liens, other than Permitted Liens, any properties or assets except pursuant to existing Contracts;

(c)           acquire, lease or license any property or asset having a value individually exceeding $100,000;

(d)           amend the charter, articles or certificate of incorporation or formation or any other organizational document or bylaws or operating agreement or other constitutive document of the Company;

(e)           issue, deliver, sell, pledge, transfer, convey, dispose of, encumber, amend or modify any equity interests, or any class or securities convertible into or exchangeable into equity interests, of the Company;

(f)           declare, set aside, make or pay any dividend or other distribution (other than dividends or other distributions of cash) with respect to any equity interests, or any class or securities convertible into or exchangeable into equity interests, of the Company;

(g)           enter into, renew, extend or amend or modify in any material respect, terminate, cancel, or waive, release or assign any right or claim under, any material Contract, other than in the ordinary course of business consistent with past practice;

(h)           (i) increase the wages, salaries, compensation, severance, pension or other benefits payable to any employee, or (ii) pay any bonus or other amount to any employee (except, in the case of the foregoing clauses (i) and (ii), either (x) pursuant to the terms of Contracts or Benefit Plans in effect on the date hereof or (y)  in the ordinary course of business consistent with past practice with respect to employees who are not directors, officers or otherwise have managerial responsibilities);

(i)           enter into, adopt, modify or amend any Benefit Plan, other than pursuant to the terms of Contracts or Benefit Plans in effect on the date hereof or to the extent required by applicable Law;

(j)           grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to, any material Intellectual Property, or disclose or agree to disclose to any Person, other than representatives of the Purchaser, any Trade Secret, except in the ordinary course of business consistent with past practice;

(k)           settle or dismiss any Action threatened against, relating to or involving the Company or the Business, except in the ordinary course of business consistent with past practice and in an amount not in excess of $100,000, in any individual case, or $300,000 in the aggregate, or in a manner that would prohibit or materially restrict the operation of the Business;

(l)           enter into any Contracts with the Seller or any of its Affiliates, except in the ordinary course of business consistent with past practice;

(m)           make any material changes in its accounting methods, principles or practices;

(n)           (i) make or change any election related to Taxes (unless required by Law), the making or changing of which would materially increase the Company’s liability for Taxes subsequent to the Closing Date, or (ii) settle or compromise any material Tax liability of the Company or with respect to the Assets;

(o)           be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Business; or

(p)           agree to do any of the foregoing.

6.2       Access to Information.

(a)           From and after the date hereof and until the Closing Date, the Seller shall, and shall cause the Company to, afford to the Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours prior to the Closing, to the personnel, properties, books, Contracts and records of the Business and shall cause its representatives to consult as reasonably requested by the Purchaser on a regular basis with the representatives of the Purchaser; provided, however, that (i) such access does not (A) disrupt the normal operations of the Business or (B) violate any Law or the terms of any applicable Contract or be reasonably likely, in the view of independent counsel to the Seller, to give rise to any failure of, or any material delay in satisfaction of, the condition set forth in Section 9.1(a), (ii) subject to applicable Law, the Purchaser’s access to personnel records of any Business Employee shall be limited to those records that pertain to:  (A) skill and development training, (B) seniority histories, (C) salary and benefit information (including, without limitation, any severance information), (D) Occupational, Safety and Health Administration reports and records, (E) performance data or similar evaluations and (F) active medical restriction forms, and (iii) the Purchaser shall not conduct any invasive sampling or testing with respect to the properties of any Person.

(b)           From and after the date hereof and until the Closing Date, the Seller shall furnish promptly to the Purchaser copies of all monthly financial reports generated by the management of the Business in the ordinary course of business consistent with past practice with respect to the Business no later than ten Business Days following the end of each month.  The Seller shall (i) cause to be prepared and shall reasonably cooperate (including by providing any financial information and necessary management representation letters) in the preparation of audited financial statements of the Business for the twelve months ended December 31, 2007, 2006 and 2005, in each case prepared in accordance with GAAP applied on a consistent basis during the periods involved (the “GAAP Audited Financials”), and (ii) use its commercially reasonable efforts to cause its independent auditors to assist and cooperate in the preparation of the GAAP Audited Financials, including providing their consent to the Purchaser to use their audit reports relating to the Business and providing any necessary “comfort letters”; provided that the incremental costs and expenses associated with the preparation of the GAAP Audited Financials in excess of the costs and expenses associated with the preparation of the Financial Statements shall be borne by the Purchaser up to an amount not to exceed $400,000, and the amount in excess of such amount shall be borne by the Seller.  Subject to the consent of the Seller’s independent auditors, the Purchaser and its Affiliates shall be permitted to include such GAAP Audited Financial Statements in any current report on Form 8 K filed with the Securities and Exchange Commission relating to the transactions contemplated hereby and in any other reports or registration statements filed by the Purchaser or its Affiliates with the Securities and Exchange Commission.

6.3       Resignations.  On the Closing Date, the Seller shall cause to be delivered to the Purchaser duly signed resignations, effective as of the Closing, of all directors of their position as a director of the Company thereof; provided, however, that no such resignation by any individual shall be a resignation from employment with the Business if such individual is so employed.

6.4       Notification.  From the date hereof through the Closing Date, each party shall give notice to the other party of the existence or happening of any fact, event or occurrence which, if existing or known as of the date hereof, would have been required to be set forth or described in the Seller Disclosure Schedule.  No such notification shall be deemed to supplement or amend the Seller Disclosure Schedule for the purpose of (a) determining the accuracy of any of the representations and warranties made by the Seller in this Agreement, or (b) determining whether any of the conditions set forth in Section 9.2 have been satisfied.  Delivery of notification pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.  Notwithstanding anything in this Section 6.4 to the contrary, any supplement to Section 4.13(b) of the Seller Disclosure Schedule with respect to the identity of Business Employees shall be deemed to amend Section 4.13(b) of the Seller Disclosure Schedule for the purpose of determining the accuracy of the representation and warranty contained in Section 4.13(b) of this Agreement.

6.5           Reorganization.  On or prior to the Closing Date, the Seller shall consummate the Reorganization, pursuant to agreements and other material documents in form and substance reasonably satisfactory to the Purchaser (collectively, the “Reorganization Documents”).  The Seller shall provide the Purchaser with reasonable time to review and comment on all Reorganization Documents.  The Seller shall be responsible for all out-of-pocket costs and expenses arising out of or related to the Reorganization, including any fees or costs related to the recordation, if any, of the Reorganization Documents in the public records.

6.6       Non-Compete.

(a)           The Seller agrees that, commencing on the Closing Date and ending on the third anniversary thereof, it shall not, and Pearson plc and its other Subsidiaries shall not engage, directly or indirectly, in the sale, resale, lease, loan and engineering and manufacturing for sale, resale, lease and loan of (i) scanners and related software substantially similar to those included in the Business anywhere in the world and (ii) all other products and services substantially similar to those included in the Business anywhere in North America (each of the activities in the immediately preceding clauses (i) and (ii), a “Restricted Business”).

(b)           Notwithstanding the foregoing, this Section 6.6 shall not restrict the Seller or Pearson plc and its other Subsidiaries from:

(i)                 engaging in the following businesses to the extent conducted by them on the date hereof in their Pearson plc, Pearson Education, Financial Times Group, Penguin Group, Educational and Clinical Assessment group,  Educational Measurement group, School Systems group, Evaluation Systems group, Pearson VUE, Pearson Knowledge Technologies, eCollege, Interactive Data Corporation and The Economist Group businesses:

(A)           Printing for the educational and clinical marketplace (consisting of books, forms, documents, and any other printed matter of any form, scannable or not scannable); provided that the Seller and Pearson plc and its other Subsidiaries (x) shall not print or sell machine readable forms which are non-customized, stock forms printed in bulk included in the forms catalog of the Company at any time during the twelve months prior to Closing, and (y) shall only sell other machine readable forms if they are components of a bundled product or service that includes the sale of at least one of the Seller’s, Pearson plc’s or its other Subsidiaries’ products or services described in Sections 6.6(b)(i)(B) through (F), or the replacement or replenishment of any such forms; and provided, further, that to the extent that revenues from sales of such machine readable forms are not included in the financial position and results reflected in the Financial Statements, (I) the restrictions in the immediately preceding clause (x) shall not apply in the event that such printing or sale is effected (i) in response to a purchase order issued pursuant to a master services agreement, existing on the date hereof, with the Seller or an Affiliate thereof, or (ii) pursuant to an agreement, existing on the date hereof, with the Seller or an Affiliate thereof for the provision of testing or assessment services and (II) the restrictions in the immediately preceding clause (y) shall not apply in the event that such printing or sale is effected (i) in response to a purchase order issued pursuant to a master services agreement with the Seller or an Affiliate thereof, or (ii) pursuant to an agreement with the Seller or an Affiliate thereof for the provision of testing or assessment services;

(B)           Scanning for the educational, clinical, medical, talent assessment and career counseling marketplaces (consisting of optical mark, image, bar code, photocopying, photography, video, and any other light-sensing and mark-sensing technology);

(C)           Data processing for the educational, clinical, medical, talent assessment and career counseling marketplaces (consisting of storing, analyzing, gathering, reporting, manipulating, and transmitting);

(D)           Scoring services for the educational, clinical, medical, talent assessment and career counseling marketplaces (consisting of scoring, reading, authoring, scanning, analyzing, reporting, and distributing);

(E)           Selling assessment software, school system software, student response devices and related goods and services; provided that the Seller and Pearson plc and its other Subsidiaries shall only sell such assessment and school system software and related goods and services if they are components of a bundled product or service that includes the sale of at least one of the Seller’s, Pearson plc’s or its other Subsidiaries’ products or services described in Sections 6.6(b)(i)(A) through (F) (but not including this clause (E)); and

(F)           Delivering assessment services in the commercial, education, clinical, medical, talent assessment and career counseling marketplaces (authoring, distribution, proctoring, training, certification, and any other activity that includes measuring ability, aptitude, psychological well-being, or any other human characteristic).

(ii)                 acquiring any business or Person that is engaged, directly or indirectly, in the Restricted Business, provided, however, that, at the time of such acquisition, the Restricted Business of such business or Person accounts for less than 10% of such business’s or Person’s consolidated annual revenues;

(iii)                 owning less than 10% of any class of stock of a Person engaged, directly or indirectly, in the Restricted Business; or

(iv)                 taking any actions necessary to replace a Non-Conforming Service (as defined in the Supply and Services Agreement) pursuant to Section 6(b)(v) of the Supply and Services Agreement.

(c)           The provisions of the covenant contained in Section 6.6(a) shall be deemed to be a separate covenant in each of the states, cities, counties, or other political subdivisions of the United States and all other countries.  The parties acknowledge and agree that the time, scope, and other provisions of Section 6.6(a) have been specifically negotiated by sophisticated, commercial parties and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances. The parties further agree that if, at any time, despite the express agreement of the parties, a court of competent jurisdiction holds that any portion of Section 6.6(a) is unenforceable because any of the restrictions therein are unreasonable, or for any other reason, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, and the maximum restrictions of time or scope reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions which are held unenforceable.  In the event of a breach by any party of any of the provisions of Section 6.6(a), the parties acknowledge that such breach may cause irreparable damage to the Purchaser, the exact amount of which may be difficult to ascertain, and the remedies at law for any such breach may be inadequate.  Accordingly, the Purchaser may be entitled, in addition to any other rights or remedies existing in its favor, to seek specific performance and injunctive relief in order to enforce or prevent breach of any such provisions.

6.7       Non-Solicit.  The Seller agrees that it shall not, for a period of one year immediately following the Closing Date, directly or indirectly through a Subsidiary or Affiliate, alone or with another Person, solicit, entice, discuss or induce for itself or any other Person, the services or employment of any Person who was an employee of the Business on the Closing Date; provided, however, that advertisements by way of newspapers, magazines, trade publications, internet or other general media or executive search not specifically directed at any such Person shall not constitute the basis for a violation of this provision.

6.8       Confidentiality.  From and after the Closing Date, the Seller and its Affiliates and their respective representatives shall hold in confidence all information and documents relating to the Business, the Purchaser and its Affiliates (including the Company), except (i) as required by Law or administrative process, (ii) information that is available to the public on the Closing Date or thereafter becomes available to the public other than as a result of a breach of this Section 6.8, (iii) information that is generally available to or known by any Person operating in the same industry as the Business, or (iv) information that is or becomes available to the Seller or its Affiliates or their respective representatives on a non-confidential basis from a third party source that is not prohibited from disclosing such information to such Person.

ARTICLE VII

COVENANTS OF THE PURCHASER

7.1       Confidentiality.  The Purchaser acknowledges that the information being provided to it in connection with the consummation of the Acquisition is subject to the terms of a confidentiality agreement dated as of July 20, 2007 between the Purchaser and the Seller Parent (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business.  The Purchaser acknowledges that all other information provided to it by the Seller or any Affiliate thereof or their respective representatives concerning the Seller or any of their Affiliates (other than the Company) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

7.2       Support Services.  Except as set forth in the Transition Services Agreement or as expressly set forth in this Agreement (including Section 8.2), the Purchaser agrees that as of the Closing Date, the Seller and its respective Affiliates shall have no obligation to provide any support or other services to the Company or any of its Subsidiaries (including any of the services for which allocations were previously paid by the Business).

7.3       Financing.  To the extent the Purchaser will utilize Financing in whole or in part to fund the Acquisition, the Purchaser shall use its commercially reasonable efforts to arrange and consummate such Financing, including, without limitation, using its commercially reasonable efforts to (i) satisfy the terms, conditions, representations and warranties set forth in the committed borrowing facilities, (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the aforesaid documents and (iii) enforce its rights thereunder.  The Purchaser shall keep the Seller reasonably apprised as to the status of the Financing (or any replacement thereof) and shall promptly notify the Seller if it becomes aware of any fact or circumstance that would make such Financing unavailable.

7.4       Credit Support Arrangements.  The Purchaser shall (a) use commercially reasonable efforts to replace each Credit Support Arrangement or (b) shall assume all obligations of reimbursement under each Credit Support Arrangement.  The Purchaser shall use commercially reasonable efforts to obtain from the applicable creditor a full release of all parties liable, directly or indirectly, for reimbursement to the creditor in connection with amounts drawn under a Credit Support Arrangement under the existing terms of a Credit Support Arrangement.  The Purchaser further agrees that to the extent the beneficiary under any Credit Support Arrangement refuses to accept any such substitute Credit Support Arrangement, the Purchaser shall indemnify, defend and hold harmless the Seller or its Affiliates, as the case may be, against and reimburse Seller or its Affiliates, as the case may be, for any and all costs or expenses in connection with such Credit Support Arrangement, including the expenses in maintaining such Credit Support Arrangement whether or not any such Credit Support Arrangement is drawn upon, and shall in any event promptly reimburse the Seller or its Affiliates, as the case may be, to the extent any Credit Support Arrangement is called upon and the Seller or its Affiliates, as the case may be, makes any payment thereunder or is obligated to reimburse the party issuing the Credit Support Arrangement.

ARTICLE VIII

COVENANTS OF THE PURCHASER AND THE SELLER

8.1       Commercially Reasonable Efforts; Antitrust Clearance.

(a)           Upon the terms and subject to the conditions hereof and subject to Sections 8.1(b), (c) and (d), each of the Purchaser and the Seller shall use its commercially reasonable efforts to (i) take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable to consummate the Acquisition as promptly as practicable and (ii) subject to Section 8.2, obtain in a timely manner all necessary waivers, consents and approvals and effect all necessary registrations and filings.

(b)           The Seller and the Purchaser shall, as promptly as practicable and before the expiration of any relevant legal deadline, file with any Governmental Entity, other than the United States Federal Trade Commission and the United States Department of Justice, any filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Antitrust Laws.  Each of the Seller and the Purchaser shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under and any Antitrust Laws and shall cooperate with one another (i) in promptly determining which filings are required to be or should be made or consents, approvals, or waivers are required to be or should be obtained under any other federal, state or foreign Law or whether any consents, approvals or waivers should be requested from other parties to Contracts material to the Business in connection with the consummation of the Acquisition and the other transactions contemplated hereby and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, approvals or waivers.

(c)           The Seller and the Purchaser shall use their respective commercially reasonable efforts to promptly obtain any clearance required under the HSR Act and any other Antitrust Laws for the consummation of the Acquisition and the other transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply promptly with any such inquiry or request.  In addition, the Purchaser and its Subsidiaries shall contest, administratively or in court, any ruling, order or other action of any Governmental Entity or any other Person under any Antitrust Law or other applicable Law respecting the transactions contemplated by this Agreement.

(d)           The parties hereto shall instruct their respective counsel to cooperate with each other and use their respective commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and any other Antitrust Laws at the earliest practicable dates.  Such commercially reasonable efforts and cooperation include, but are not limited to such counsel’s undertaking to (i) promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or applications or any such transaction, and (ii) confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity.  No party hereto shall independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of any of the parties, shall be limited to outside antitrust counsel only).  Each of the Seller and the Purchaser shall promptly notify the other party if such party becomes aware that any third party has any objection to the Acquisition on antitrust or anti-competitive grounds.

8.2       Consents.  The Purchaser acknowledges that certain consents and waivers with respect to the Acquisition and the Reorganization may be required from parties to Contracts to which the Seller or its Affiliates is a party and that such consents and waivers have not been obtained as of the date hereof.  Prior to the Closing, the Seller shall, and shall cause its Affiliates to use commercially reasonable efforts to obtain such consents and waivers; provided, however, that with respect to consents and waivers which are required solely in connection with the Acquisition (as contrasted with the Reorganization) such efforts shall not include any requirement of the Seller or any of its Affiliates (including the Company) to expend money, commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.  If any such consent or waiver is not obtained, then the Seller shall cooperate with the Purchaser in a commercially reasonable manner to provide to the Purchaser the benefits under such Contracts; provided, that such cooperation by the Seller (i) with respect to consents and waivers which are required solely in connection with the Acquisition (as contrasted with the Reorganization), shall be at the Purchaser’s cost and expense and (ii) shall not cause the Seller to violate any terms of such Contract.  Section 8.2 of the Seller

Disclosure Schedule sets forth the consents or waivers which are required solely in connection with the Acquisition (as contrasted with the Reorganization).

8.3       Public Announcements.  Neither the Purchaser nor the Seller nor any of their respective Affiliates shall, without the approval of the other party, issue any press releases or otherwise make any public statements with respect to the transactions contemplated hereby, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each party may make internal announcements to its employees that are consistent with the parties’ prior public disclosures regarding the Acquisition and the other transactions contemplated hereby.

8.4       Tax Matters.

(a)           The Purchaser and the Seller shall each pay one-half of all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, provided, however, that the Seller shall pay or cause to be paid, shall be solely responsible for, and shall indemnify and hold harmless the Purchaser from and against, any such Transfer Taxes, in addition to any other Taxes, that are attributable to the Reorganization.  The Purchaser shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes, except for the filing of such documentation and such Tax Returns with respect to Transfer Taxes and any other Taxes attributable to the Reorganization, which shall be the Seller’s sole responsibility.  Notwithstanding any other provision in this Agreement to the contrary, the Purchaser and the Seller shall jointly control any Tax Claim with respect to Transfer Taxes for which they are equally liable under this Section 8.4(a).

(b)           The Seller shall be responsible for the preparation and filing of all Tax Returns required by Law to be filed by the Company, or which include the Company or the Business or the Assets, for a Pre-Closing Period.  The Seller shall pay or caused to be paid, shall be responsible for, and shall indemnify and hold harmless the Purchaser from and against, all Tax liabilities shown by such Tax Returns to be due (other than to the extent of the amount of any such liabilities included in the determination of Final Net Working Capital pursuant to Section 2.5).  The Seller shall have the sole right to file amended Tax Returns with respect to the Company relating to Pre-Closing Periods.  The Seller shall retain any refunds received for Taxes paid for Pre-Closing Periods with respect to the Company or the Business or the Assets, along with any interest related thereto, and any such refunds received by the Purchaser or the Company after the Closing shall be paid promptly to the Seller, along with any interest related thereto.

(c)           The Purchaser shall retain any refunds received for Taxes paid for Post-Closing Periods with respect to the Company or the Business or the Assets, along with any interest related thereto, and any such refunds received by the Seller after the Closing shall be paid promptly to the Purchaser, along with any interest related thereto.

(d)           With respect to any Tax that is payable with respect to any Straddle Period, the amount of such Tax allocable to the period until the Closing Date will be deemed equal to the Tax that would be payable if the tax period ended with the Closing Date; provided, however, that, in the case of a Tax imposed on a periodic basis, the amount of such Tax allocable to the period until the Closing Date will be determined by multiplying the Tax by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date, and the denominator of which is the number of calendar days in the entire taxable period.

(e)           Each party hereto shall, and shall cause its Subsidiaries and Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property, which any such party may possess.  Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(f)           The Purchaser will be responsible for any Pre-Closing Period Taxes of the Company attributable to any action taken by the Purchaser, its Affiliates or the Company from and after the Closing and outside the ordinary course of business, unless such action is required by Law.

8.5       Procedures Relating to Tax Claims.

(a)           If any Taxing Authority or other Person makes a Tax Claim, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice of such Tax Claim to the other party hereto.  Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Taxing Authority or other Person.

(b)           The Seller shall have the right to defend, object to or prosecute, at its sole cost and expense, those Tax Claims relating to Pre-Closing Periods of the Company or the Business or the Assets.  In order to defend, object to or prosecute any such Tax Claim, the Seller shall notify the Purchaser that it elects to defend, object to or prosecute such Tax Claim (such notice, an “Election Notice”) within 30 days after (i) the date on which the Seller receives notice of any such Tax Claim from the Purchaser (with respect to Tax Claims as to which the Purchaser first received notice from a Taxing Authority or any other Person), or (ii) the date on which the Seller delivered to the Purchaser notice of any such Tax Claim (with respect to Tax Claims as to which the Seller first received notice from a Taxing Authority or any other Person).  The Seller may in its discretion settle or compromise any Tax Claim as to which the Seller has provided an Election Notice to the Purchaser; provided, however, that if the results of such Tax Claim could reasonably be expected to have a material Tax cost to the Purchaser, the Company or their Subsidiaries for any Tax period including or ending after the Closing Date, then the Seller shall not settle or compromise such Tax Claim without the Purchaser’s prior written consent (not to be unreasonably withheld, delayed or conditioned).  The Purchaser or its authorized representatives shall be entitled, at the expense of the Purchaser, to attend but not participate in or control, all proceedings relating to such Tax Claim.  Whether or not the Seller has assumed the defense of a

Tax Claim, the Seller will not be obligated to indemnify the Purchaser hereunder with respect to any settlement entered into or any judgment consented to without the Seller’s prior written consent, such consent shall not be unreasonably withheld, delayed or conditioned.

(c)           If, with respect to any Tax Claim related to a Pre-Closing Period, the Seller fails to deliver an Election Notice to the Purchaser within the period provided in Section 8.5(b), then the Purchaser shall have the right to defend or prosecute such Tax Claim, at its sole cost and expense or, if the Purchaser incurs a Loss with respect to the matter in question for which the Purchaser is entitled to indemnification pursuant to clause (a) or (b) of Section 8.4, at the expense of the Seller.  The Purchaser shall have full control of such defense or prosecution and such proceedings, except that the Seller:  (i) shall have the right to participate in the defense or prosecution, and such proceedings, at its sole cost and expense; (ii) may at any time thereafter assume the defense of such Tax Claim, in which event the Seller shall bear the reasonable fees, costs and expenses of the Purchaser’s counsel incurred prior to the assumption by the Seller of the defense of such Tax Claim; and (iii) shall not be obligated to indemnify the Purchaser hereunder for any settlement entered into or any judgment consented to without the Seller’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

8.6       Purchase Price Allocations.

(a)           The parties shall treat for U.S. federal income tax purposes the purchase and sale of the Interests provided for in Article II as a purchase and sale of all of the assets of the Company and an assumption of all of the liabilities of the Company.  The Purchase Price shall be allocated, in accordance with the rules under Section 1060 of the Code, and the Treasury regulations thereunder, among the assets of the Company for U.S. federal income tax purposes, and the parties agree not to file any Tax Return or otherwise take any position for tax purposes that is inconsistent with such allocation.

(b)           The Purchaser shall present a draft of the allocation (the “Proposed Allocation”) to the Seller for review within 270 days after the Closing Date, but in no event later than January 1, 2009.  Except as provided in Sections 8.6(c) and (d), within 30 days following the delivery of the Proposed Allocation, the Proposed Allocation shall become final and binding.

(c)           The Seller shall raise any objection to the Proposed Allocation in writing within 30 days of the delivery of the Proposed Allocation.  The Purchaser and the Seller shall negotiate in good faith to resolve any differences for 30 days after delivery of any objection by the Seller.  If the Purchaser and the Seller reach written agreement amending the Proposed Allocation, the Proposed Allocation, as amended by such written agreement, shall become final and binding.

(d)           If the Purchaser and the Seller cannot mutually agree on the allocation within the 30-day time limit set forth in Section 8.6(c), the Purchaser and the Seller shall submit all remaining disputes to the Independent Accounting Firm for resolution.  The Purchaser and the Seller shall use reasonable efforts to cause the Independent Accounting Firm to resolve such disputes within 20 days of its appointment, and the Independent Accounting Firm’s determination with respect to any such disputed item shall be final and binding.  The fees and expenses of the Independent Accounting Firm shall be shared equally between the Purchaser and the Seller.

8.7       Employment Matters.

(a)           On or prior to the Closing Date, the Seller shall transfer the employment of all of the Business Employees to the Company, and shall cause the Company to employ the Business Employees, under terms and conditions of employment that are the same in all material respects as those in effect immediately before such transfer of employment.  No provision of this Agreement will create any third party beneficiary rights to any person, including, without limitation, any Business Employee, any representative of a Business Employee, or any dependent of such a Business Employee, including, without limitation, with respect to continued employment or resumed employment, employee benefits or any other matter.

(b)           With respect to the Business Employees, the Purchaser agrees:  (i) for the 18-month period following the Closing Date, to provide cash compensation levels and employee benefits, without regard to equity compensation, which are substantially comparable, in the aggregate, to those made available to such Business Employee immediately prior to the Closing; (ii) to waive or use commercially reasonable efforts to cause the applicable insurers to waive any limitations regarding pre-existing conditions, exclusions and waiting periods under any plan that provides for medical benefits maintained by the Purchaser or any of their Affiliates for the benefit of such Business Employee; (iii) for all purposes (excluding benefit accruals under defined benefit pension plans) under all benefit plans of the Purchaser or its Affiliates, including, but not limited to, any plan that provides for vacation, paid-time-off or severance benefits, in which such Business Employee is eligible to participate, to treat all service by the Business Employee provided to the Business before the Closing Date as service provided to the Company, the Purchaser and their Affiliates, provided that the foregoing shall not result in the duplication of benefits; and (iv) to recognize any unused sick, vacation or personal leave days that such Business Employee has accrued as of the Closing Date for purposes of the vacation plan or policies of the Purchaser or its Affiliates.

(c)           Without limiting the scope of Section 8.7(b), should the employment of any Business Employee be terminated by the Purchaser or its Affiliates during the 18-month period following the Closing, the Purchaser shall provide such Business Employee severance payments and benefits in an amount no less than that to which the Business Employee would have been entitled pursuant to the terms of the Severance Pay Plan set forth in Section 8.7(c) of the Seller Disclosure Schedule applicable to such employee immediately prior to the Closing (taking into account both pre-Closing and post-Closing service performed by such Business Employee, and without regard to the ability of the plan administrator thereunder to reduce the severance levels).

(d)           The Purchaser acknowledges that the Seller has entered into retention/severance agreements and arrangements (the “Retention/Severance Agreements”) with certain Business Employees, as listed on Section 8.7(d) of the Seller Disclosure Schedule.  For the purposes of clarity, the Seller shall not assign to the Company as part of the Reorganization, and shall otherwise remain solely responsible for and pay to such Business Employees as and when due any obligations or liabilities relating to, such agreements and arrangements; provided that the Purchaser shall be responsible for severance payments and benefits which would otherwise be payable to such Business Employees pursuant to Section 8.7(c) of this Agreement in the absence of the Retention/Severance Agreements.

(e)           Upon or as soon as practicable after the Closing, the Purchaser shall cause to be maintained for the benefit of the Business Employees a defined contribution plan intended to be qualified under Section 401(a) of the Code which includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser’s 401(k) Plan”).  As soon as practicable thereafter, and if requested by a Business Employee, the Seller or one of its Affiliates shall take all actions necessary to initiate a transfer of eligible rollover distributions as defined in section 401(a)(31) of the Code, from the tax-qualified 401(k) plan maintained by the Seller or its Affiliates in which the Business Employees participate, to the Purchaser’s 401(k) Plan, and the Purchaser shall cause its 401(k) Plan to accept such rollover.  Individual account balances shall be valued as of the date of transfer, and the transfer shall be in cash or in kind, as determined by the Seller, except that outstanding loan balances shall be transferred in the form of notes or other documentation evidencing such loans.  Notwithstanding the foregoing, Seller and Purchaser may mutually agree following the date hereof, but prior to the Closing, to provide for a trust-to-trust transfer of the account balances of Business Employees under the 401(k) Plan maintained by the Seller to the Purchaser’s 401(k) Plan.

(f)           The Seller shall remain solely responsible for, and neither the Purchaser nor the Company shall be responsible for any health, disability or workers’ compensation claims in respect of the Business Employees (or their beneficiaries and dependents) based on or arising out of facts, circumstances, actions or events occurring on or before the Closing Date, but only to the extent not properly accrued or reserved for in the calculation of the Final Net Working Capital, with all such claims so properly reserved or accrued to be assumed by the Company from and after the Closing.  Workers' compensation claims based on or arising out of facts, circumstances, actions or events occurring on or before the Closing Date which by statute are covered under the Insurance Policies shall be administered by the Seller under the terms and conditions of those policies and adjusted by the appropriate third party administrator appointed by the Seller to manage such claims.  Nothing in the immediately preceding sentence shall relieve the Purchaser of responsibility for the cost of claims that it has otherwise assumed pursuant to this Section 8.7(f).

(g)           The Purchaser shall cause the Company to be responsible for the provision of “COBRA” coverage under part 6 of Title I of ERISA with respect to the Business Employees for “qualifying events” occurring after the Closing.

(h)           The Purchaser shall cause the Company to assume and maintain the Seller’s bonus plan in respect of the Business Employees as described in Section 8.7(h) of the Seller Disclosure Schedule and pay bonuses thereunder (the “Business Employee Bonuses”) in respect of the full calendar year in which the Closing occurs in the amounts and manner that such bonuses would have been payable had the transactions contemplated by this Agreement not occurred.

(i)           Except as otherwise provided in this Section 8.7, neither the Purchaser nor any of its Affiliates shall adopt, become a sponsoring employer of, or have any liabilities or obligations with respect to the Seller Benefit Plans.

8.8       Worker Notification.

(a)           On or before the Closing Date, the Seller shall provide a list of the names and sites of employment of any and all Business Employees who have experienced, or will experience, within 90 days prior to the Closing Date, an employment loss or layoff, as defined by the WARN Act or any similar applicable state or local Law requiring notice to employees in the event of a closing or layoff.  The Seller shall update this list up to and including the Closing Date.

(b)           None of the Seller, the Company or their Affiliates shall, at any time 90 days before the Closing Date, without complying fully with the notice requirements and other requirements of the WARN Act, effectuate (i) a plant closing as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment of the Business; (ii) a mass layoff as defined in the WARN Act affecting any site of employment of the Business; or (iii) any similar action under the WARN Act requiring notice to any Business Employee in the event of an employment loss or layoff.

8.9       Further Action.

(a)           From and after the Closing Date each of the Purchaser and the Seller shall, and shall cause their respective Affiliates to, execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby and thereby.  After the Closing, all cash and other remittances, mail and other communications relating to the Assets or the Business received by the Seller or its Affiliates shall be promptly turned over to the Purchaser by the Seller.  After the Closing, all cash and other remittances, mail and other communications relating to any business of the Seller not included within the Business being purchased by the Purchaser hereunder that are received by the Purchaser shall be promptly turned over to the Seller by the Purchaser.

(b)           For a period commencing on the Closing Date and ending on the sixth anniversary of the date hereof, the Purchaser shall use commercially reasonable efforts to maintain all books and records of the Business relating to periods ending on or prior to the Closing Date and shall make them, and any individuals responsible for the preparation and maintenance of such books and records, available to the Seller as reasonably requested.  If at any time after the Closing, the Seller requires a copy of any such book or record, it shall have the right to promptly obtain a copy thereof (at the Seller’s cost) from the Purchaser.

8.10     No Use of Names.  Except as specifically permitted by the Trademark License Agreement, the Purchaser shall cause the Company promptly, and in any event within 90 days after the Closing Date, to (a) revise newly produced print advertising and product labeling to delete all references to the Names, (b) change signage and stationery to delete all reference to the Names, and (c) otherwise discontinue use of the Names; provided, however, that for a period of 120 days after the Closing Date, the Company may continue to distribute product literature and other Business materials that use the Names and distribute products with labeling that use the Names to the extent that such product literature and other business materials and products exists or are in process on the Closing Date.  Within 30 days following Closing the Purchaser shall take reasonable steps to mark, or to cause the Company to mark, such product literature and such labeling to obliterate the Names.  Except as specifically permitted by the Trademark License Agreement, in no event shall the Company use any Names after the Closing in any manner or for any purpose materially different from the use of either or both of such Names by the Business, as the case may be, during the 90-day period preceding the Closing Date.  As promptly as practicable after the Closing Date, the Purchaser shall cause the Company to file applications to amend or terminate any certificate of assumed name, d/b/a, or equivalent foreign filings.  As promptly as practicable, but in no event later than 15 days after the Closing Date, the Purchaser shall cause the name of the Company (in each case, to the extent it makes use of the Names) to be changed to a name that does not include the Names and is not confusingly similar to the Names.  Nothing in this Section 8.10 shall (i) preclude any uses of the Names by the Company that are required by Law or any uses of the Names that are in reference to the Acquisition or that qualify as “fair use,” under applicable Law regarding Intellectual Property or any internal or non-public operational uses including references to the Names in parts or labels not visible absent product or equipment dismantling or historical, tax and similar records, or (ii) require the Purchaser to modify the Names of products or services produced and provided or committed to customers of the Company prior to Closing.

8.11     Intellectual Property Matters.  Prior to or, to the extent that such action prior to the Closing Date is not practical, promptly following the Closing Date, the Seller shall, at its sole cost and expense, cause the Company to effect the necessary change of ownership and recordals with all patent, trademark, and copyright offices and domain name registrars and other similar authorities where Business Owned Intellectual Property that is included in the Assets is still recorded in the name of the Seller or of legal predecessors of the Company or any Person other than the Company.  Promptly, but in no event more than five Business Days, following the Closing date, the Seller shall deliver to the Purchaser a statement of the Business Owned Intellectual Property which has not yet been recorded in the name of the Company.

8.12     Insurance Matters

(a)           The Purchaser acknowledges that coverage under all of the Insurance Policies will terminate with respect to the Business and the Company effective as of the close of business on the Closing Date and that such termination shall not constitute a breach of Section 4.16 or 6.1.

(b)           To the extent that the Seller shall be entitled under the terms and conditions of any “occurrence” based third-party Insurance Policy in effect on the Closing Date to coverage for Losses suffered after the Closing arising out of any occurrences covered by such policies occurring prior to the Closing, at the request of the Purchaser, and following the approval by the Purchaser of the Seller’s good faith estimate of the out of pocket costs of the Seller to be incurred in prosecuting any claim in respect of any such occurrence (the “Approved Costs”), the Seller shall use such commercially reasonable efforts to recover such losses pursuant to such policies as it would use or take in conducting the Business in the ordinary course if such losses were suffered by the Seller, and shall deliver the net proceeds thereby recovered as promptly as practicable (after recovery by the Seller of any out of pocket costs incurred in prosecuting any such claim up to the applicable Approved Costs for such claim) to either the Purchaser or the Company, as specified by the Purchaser; provided, however, that the Seller may immediately cease the prosecution of any claim upon incurring costs in prosecuting such claim equal to or greater than 90% of the Approved Costs for such claim if the Purchaser has not approved additional amounts of costs for such claim within five Business Days upon receipt of such a request from the Seller, unless and until the Purchaser approves an additional amount of such costs, which additional amount shall increase the Approved Costs for such claim.  In the event of any dispute regarding the date of any loss or occurrence, the terms of the applicable policy shall govern.  Following the Closing, the Purchaser shall provide, and shall cause the Company to provide, Seller with all records and other information necessary for the reporting, investigation, negotiation and, if applicable, prosecution of any claim made by the Seller pursuant to this Section 8.12(b).

ARTICLE IX

CONDITIONS TO CLOSING

9.1       Conditions to Obligations of the Purchaser and the Seller.  The obligations of the Purchaser and the Seller to consummate the Acquisition are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)           HSR Act; Antitrust Laws.  The waiting period (and any extension thereof) applicable to the consummation of the Acquisition under the HSR Act and the applicable waiting periods under the other Antitrust Laws listed on Section 9.1(a) of the Seller Disclosure Schedule shall have expired or been terminated.

(b)           Governmental Authorizations.  All Authorizations and Orders of, declarations and filings with, and consents of or notices to any Governmental Entity listed on Section 9.1(b) of the Seller Disclosure Schedule and required to permit the consummation of the Acquisition shall have been obtained or made.

(c)           No Order.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Acquisition or any of the other transactions contemplated hereby shall be in effect, and no Law shall have been enacted or shall be deemed applicable to the Acquisition or any of the other transactions contemplated hereby which makes the consummation of the Acquisition or any such transaction illegal.

9.2       Conditions to Obligation of the Purchaser.  The obligation of the Purchaser to consummate the Acquisition is subject to the satisfaction (or waiver in writing by the Purchaser in its sole discretion) of the following further conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of the Seller set forth in this Agreement shall be true and correct at and as of the date hereof and as of the Closing Date as though such warranties were made at and as of the Closing Date in each case, without regard to any qualification as to materiality or Material Adverse Effect, except (i) to the extent that such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall have been true and correct as of such date and (ii) for any failures to be true and correct that, individually or in the aggregate, would not have a Material Adverse Effect.

(b)           Covenants and Agreements.  The Seller shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c)           Officer’s Certificate.  The Purchaser shall have received a certificate, dated as of the Closing Date, duly executed by an officer of the Seller and certifying as to the satisfaction of the conditions set forth in Sections 9.2(a) and (b).

(d)           Reorganization.  The Seller shall have consummated the Reorganization in accordance with the terms of Section 6.5.

(e)           Transition Services Agreement.  The Seller and the Company shall have executed and delivered the Transition Services Agreement.

(f)           Supply and Services Agreement.  The Seller and the Company shall have executed and delivered the Supply and Services Agreement.

(g)           Paper Purchase Agreement.  The Paper Purchase Agreements with the each of the Company and Seller Parent shall have been executed and delivered by the parties thereto.

(h)           Material Adverse Effect.  Since December 31, 2006, there shall not have been a Material Adverse Effect.

(i)           Consents.  The Seller shall have obtained the consents set forth in Section 9.2(i) of the Seller Disclosure Schedule.

(j)           GAAP Audited Financials.  The Purchaser shall have received the GAAP Audited Financials for the twelve months ended December 31, 2006 and 2005.

9.3       Conditions to Obligation of the Seller.  The obligation of the Seller to consummate the Acquisition is subject to the satisfaction (or waiver in writing by the Seller in its sole discretion) of the following further conditions:

(a)           Representations and Warranties.  Each of the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct at and as of the date hereof and as of the Closing Date as though such warranties were made at and as of the Closing Date in each case, without regard to any qualification as to materiality or Purchaser Material Adverse Effect, except (i) to the extent that such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall have been true and correct as of such date and (ii) for any failures to be true and correct that, individually or in the aggregate, would not have a Purchaser Material Adverse Effect.

(b)           Covenants and Agreements.  The Purchaser shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c)           Officer’s Certificate.  Seller shall have received a certificate, dated as of the Closing Date, duly executed by an officer of the Purchaser and certifying as to the satisfaction of the condition set forth in Sections 9.3(a) and (b).

ARTICLE X

TERMINATION

10.1     Termination.

(a)           This Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(i)                 by mutual written consent of the Purchaser and the Seller;

(ii)                 by the Purchaser or the Seller, if the Closing does not occur on or before the first anniversary of the date hereof (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(a)(ii) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before the Outside Date; for avoidance of doubt, the Outside Date shall be extended until the issuance of any final and non-appealable Order enjoining the consummation of the Acquisition;

(iii)                 by the Purchaser if a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 9.2(a), (b) or (c) not to be satisfied, and such breach is incapable of being cured by the Outside Date;

(iv)                 by the Seller if a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 9.3(a), (b) or (c) not to be satisfied, and such breach is incapable of being cured by the Outside Date; or

(v)                 by either the Purchaser or the Seller if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which Order, legal restraint or other action is final and non-appealable.

(b)           The party seeking to terminate this Agreement pursuant to Section 10.1(a)(ii), (iii), (iv) or (v) shall give written notice of such termination to the other party hereto.

10.2     Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of the Purchaser or the Seller or their respective officers, directors, stockholders or Affiliates hereunder or in respect hereof, except as set forth in Section  10.3; provided, however, that the provisions of Sections 6.8, 7.1, 8.3, this Section 10.2, Section 10.3 and Article XII shall remain in full force and effect and survive any termination of this Agreement.

10.3     Remedies.  Any party terminating this Agreement pursuant to Section 10.1 shall have the right to recover any Losses sustained by such party as a result of any willful breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud.

ARTICLE XI

INDEMNIFICATION

11.1     Survival.  The representations and warranties of the parties hereto contained in this Agreement and any certificate or other document provided hereunder or thereunder will terminate at the Closing, except that the representations and warranties made in Articles III, IV and V shall survive in full force and effect until the first anniversary of the Closing Date, and provided that (i) the representations and warranties contained in Sections 3.2 (Authority and Enforceability), 3.4 (Interests), 4.17 (Brokers), 5.2 (Authority and Enforceability) and 5.7 (Brokers) shall survive indefinitely, (ii) the representations and warranties contained in Sections 4.5 (Tax), 4.6(c) (Compliance with Law) and 4.13 (Employee Benefits) shall survive until the date which is 30 days following the expiration of the applicable statute of limitations and (iii) the representations and warranties set forth in Section 4.15 (Environmental) shall survive until the third anniversary of the Closing Date (the representations listed in the foregoing clauses (i), (ii) and (iii) of this Section 11.1 being referred to as the “Specified Representations”).  Any representation or warranty that would otherwise terminate in accordance with the preceding sentence will continue to survive if a Claim Notice shall have been timely given under this Article XI on or prior to such termination date until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article XI, but only with respect to matters described in such Claim Notice.  The covenants and agreements which by their terms do not contemplate performance after the Closing shall terminate as of, and not survive, the Closing, except that claims for indemnification with respect to any breach thereof prior to the Closing shall survive until the first anniversary of the Closing Date.  The covenants and agreements which by their terms contemplate performance after the Closing and expire upon a date certain shall survive until such date certain, except that claims for indemnification with respect of any breach thereof prior to such date certain shall survive until the first anniversary of such date certain.  The covenants and agreements which do not expire upon a date certain shall survive the Closing in accordance with their terms.

11.2     Indemnification by the Seller.  Subject to the limitations set forth herein, following the Closing, the Seller shall indemnify and defend the Purchaser and its Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling

Persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (collectively, the “Purchaser Parties”), and shall hold the Purchaser Parties harmless from, any loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, cost or expense (including the reasonable fees and costs of attorneys accountants, experts and other advisors), or Tax (collectively, “Losses”) resulting from, arising out of, or incurred by the Purchaser in connection with (a) any breach of any representation or warranty (with such representation or warranty being read for this purpose without regard to any qualifications or limitations relating to materiality, Material Adverse Effect or similar expressions), covenant or agreement of the Seller contained in this Agreement and/or (b) the Excluded Liabilities.

11.3     Indemnification by the Purchaser.  Subject to the limitations set forth herein, following the Closing the Purchaser shall indemnify and defend the Seller and its Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (collectively, the “Seller Parties”), and shall hold the Seller Parties harmless from, any Loss resulting from, arising out of, or incurred by the Seller in connection with (a) any breach of any representation or warranty (with such representation or warranty being read for this purpose without regard to any qualifications or limitations relating to materiality, Purchaser Material Adverse Effect or similar expressions), covenant or agreement of the Purchaser contained in this Agreement and/or (b) the Assumed Liabilities.

11.4     Indemnification Procedure for Third Party Claims.

(a)           In the event that any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder is asserted by a third party (a “Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (such notice, a “Claim Notice”), provided that the failure to give such notice will not affect the indemnification obligations set forth herein except to the extent (and only to the extent) that the Indemnitor is materially prejudiced by such failure.  The Claim Notice shall state in reasonable detail the nature and basis of the Third Party Claim and the amount thereof, to the extent known, as well as the basis for indemnification sought.  The Indemnitee shall enclose with the Claim Notice a copy of all relevant papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.

(b)           The Indemnitor shall have 45 days from the date on which the Indemnitor received the Claim Notice to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense.  If the Indemnitor assumes the defense of such claim in accordance herewith:  (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim (provided, however, that if, at the advice of outside counsel to the Indemnitee, there exists a material conflict of interest which would make it inappropriate for the same counsel to represent both the Indemnitee and the Indemnitor, the Indemnitee shall be entitled to retain separate counsel of its choosing at the expense of the Indemnitor; provided that the Indemnitor shall under no circumstances be obligated to pay or reimburse all Indemnitees in respect of Third Party Claims or series of related Third Party Claims for the fees or expenses of more than one separate counsel), but the

Indemnitor shall control the investigation, defense and settlement thereof; (ii) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitor; and (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnitee (A) unless such settlement, compromise or judgment includes an unconditional written release by the claimant or plaintiff of the Indemnitee from all liability in respect of such Third Party Claim, (B) if the settlement imposes equitable remedies or material obligations on the Indemnitee other than financial obligations for which such Indemnitee will be indemnified hereunder (excluding amounts not indemnifiable pursuant to Section 11.6(a)), or (C) if the result is to admit civil or criminal liability or culpability on the part of the Indemnitee or that gives rise to criminal liability with respect to the Indemnitee.  The parties shall use commercially reasonable efforts to minimize Losses from Third Party Claims, act in good faith in responding to, defending against, settling or otherwise dealing with such claims, and cooperate in any such defense and give each other reasonable access to and copies of information, records and documents relevant thereto.  If the Indemnitor has assumed the defense of such Third Party Claim, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent.

(c)           If the Indemnitor does not assume the defense of such Third Party Claim within 45 days of receipt of the Claim Notice, the Indemnitee will be entitled to assume such defense, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 11.2 or 11.3, as applicable, at the expense of the Indemnitor), upon delivery of notice to such effect to the Indemnitor; provided, however, that:  the Indemnitor (i) shall have the right to participate in the defense of the Third Party Claim at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof and (ii) may at any time thereafter assume defense of the Third Party Claim, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of defense of the Third Party Claim.  If the Indemnitee assumes the defense of such Third Party Claim pursuant to this Section 11.4, it may defend such claim in such manner as it may deem appropriate and may settle such claim on such terms as it may deem appropriate; provided, however, that in settling any action in respect of which indemnification is payable under this Article XI, it shall act reasonably and in good faith.

11.5     Indemnification Procedures for Non-Third Party Claims.  The Indemnitee will notify the Indemnitor in writing promptly of its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder that does not involve a Third Party Claim (provided that the failure to give such notice will not affect the indemnification obligations set forth herein except to the extent (and only to the extent) that the Indemnitor is materially prejudiced by such failure), which Claim Notice shall state in reasonable detail the nature and basis of the claim and the amount thereof, to the extent known, as well as the basis for indemnification sought.  In the event that the Indemnitor does not notify the Indemnitee that it disputes such claim within 60 days from receipt of such Claim Notice, the claim specified therein shall be deemed a liability of the Indemnitor hereunder (subject to the limitations set forth in this Article XI, as applicable).  The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters.  Such assistance and cooperation shall include providing commercially reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

11.6     Limitations on Indemnification.

(a)           No party hereto shall be required to indemnify, defend or hold harmless any Person with respect to any breach of any representation or warranty pursuant to this Article XI:  (i) unless and until the aggregate Losses of (A) the Purchaser, in the case of any such breaches by the Seller, or (B) the Seller, in the case of any such breaches by the Purchaser, exceed one and one-half percent (1.5%) of the Purchase Price, after which such party shall be liable only for such Losses in excess of such amount; and (ii) for any individual items or aggregated items arising out of the same facts, events or circumstances where the Loss relating thereto is less than $25,000.00; provided that the limitations set forth in the preceding clauses (i) and (ii) shall not apply to any Loss resulting from, arising out of, or incurred in connection with the breach of a Specified Representation other than Section 4.15 (Environmental).

(b)           In no event shall the cumulative indemnification obligations of the Seller, on the one hand, or the Purchaser, on the other hand, under this Article XI in the aggregate exceed twenty percent (20%) of the Purchase Price (the “Cap”); provided that the limitations set forth in the immediately preceding clause shall not apply to any Loss resulting from, arising out of, or incurred in connection with (A) the breach of a Specified Representation (other than Section 4.13 (Employee Benefits) or Section 4.15 (Environmental)), (B) the breach of a covenant or agreement that contemplates performance after the Closing or (C) any Excluded Liability.

(c)           The amount of Losses payable under this Article XI by the Indemnitor shall be reduced by any amounts actually recovered by the Indemnitee under insurance policies or from any other Person.

(d)           No party hereto shall be obligated to indemnify any other Person with respect to (i) any covenant or condition waived in writing by the other party on or prior to the Closing or (ii) any consequential or punitive damages, unless such damages are recovered by a third party in a Third Party Claim, or (iii) any Loss with respect to any matter specifically resolved as part of the Final Net Working Capital adjustment process pursuant to Section 2.5.  Each party hereto agrees that, for so long as such party has any right of indemnification under Article XI, it shall not, and shall use its commercially reasonable efforts to ensure that their Affiliates do not, voluntarily or by discretionary action, accelerate the timing, or increase the cost of any obligation of any other party under this Article XI, except to the extent that such action is taken (x) for a reasonable legitimate purpose and not primarily with a purpose of discovering a condition that would constitute a breach of any representation or warranty, covenant or agreement of the other party hereto or (y) in response to a discovery by such party, without violation of the immediately preceding clause (x), of meaningful evidence of a condition that constitutes a breach of any representation, warranty, covenant or agreement of any other party hereunder.

(e)           In addition to the other limitations set forth in this Article XI, with respect to any claim for indemnification regarding any breach of any representation and warranty set forth in Section 4.15 relating to the investigation or remediation of actual or alleged contamination of the Owned Real Property:  (i) the Seller’s indemnification obligation shall be limited to the cost of the least restrictive standard or remedy acceptable under applicable Environmental Law (including engineering or institutional controls) based on the industrial use of the relevant facility or property taking into account the protection of the environment and human health and safety, provided, that the use of such standards or engineering or institutional controls does not interfere in more than a de minimis manner with operations at the affected facility; and (ii) if any contamination at any Owned Real Property that is subject to indemnity by the Seller is exacerbated due to the gross negligence or willful misconduct of the Purchaser or the Company after the Closing Date, to the extent such exacerbation increases the cost of the investigation or remediation of such contamination, the Seller shall not be responsible for any such increase in costs.  Notwithstanding anything to the contrary herein, from and after the Closing, the Purchaser and the Company shall retain the right to control all matters subject to indemnification hereunder relating to compliance with applicable Environmental Law at the Owned Real Property, including matters relating to the investigation or remediation of contamination at or migrating from such properties.

11.7     Exclusive Remedy.  Each party hereto acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Acquisition and the other transactions contemplated hereby or thereby shall be a claim pursuant to the provisions of this Article XI; provided that the provisions of this Section 11.7 shall not apply (a) in the case of intentional fraud or willful misrepresentation on the part of the Seller or the Purchaser or (b) to the indemnification provided for in Section 8.4.

11.8     Characterization of Indemnification Payments.  Except as otherwise required by applicable Law, the parties hereto shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

ARTICLE XII

MISCELLANEOUS

12.1     Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) sent by facsimile transmission, (c) mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) mailed by reputable international overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

If to the Purchaser, to:

M & F Worldwide Corp.
35 East 62nd Street
New York, NY  10065
Attention:  General Counsel
Facsimile:  (212) 572-8439

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY  10036
Attention:  Alan C. Myers
Facsimile:  (212) 735-2000

If to the Seller, to:

c/o Pearson Inc.
1330 Avenue of the Americas
New York, NY  10019
Attention:   Philip J. Hoffman
Facsimile:  (212) 641-2532

and

Pearson Education, Inc.
One Lake Street
Upper Saddle River, NJ  07458
Attention:   Robert L. Dancy
Facsimile:   (201) 236-4675

and

NCS Pearson, Inc.
5601 Green Valley Drive
Bloomington, MN  55437
Attention:   Steven Wells
Facsimile:  (952) 681-3066

With a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY  10178
Attention:   Charles E. Engros, Jr.
Facsimile:  (212) 309-6001

All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section 12.1, upon delivery, (x) if delivered by facsimile transmission as provided in this Section 12.1, upon confirmed receipt, (y) if delivered by mail as provided in this Section 12.1, upon the earlier of the fifth Business Day following mailing and receipt, and (z) if delivered by overnight courier as provided in this Section 12.1, upon the earlier of the second Business Day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 12.1).  In addition to the foregoing methods, the parties shall use commercially reasonable efforts to send any notice or communication via electronic mail; provided that such electronic mail not shall not constitute effective notice under this Agreement and the failure to provide a notice via electronic mail shall not negate the effectiveness of an otherwise valid notice delivered in accordance with this Section 12.1.  Any party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

12.2     Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by the Purchaser and the Seller.  No failure or delay by any party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.3     Expenses.  Except as otherwise provided in this Agreement, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Acquisition is consummated; provided that, the Purchaser shall be responsible for one-half and the Seller shall be responsible for one-half of all filing fees payable in connection with filings made under the HSR Act or other Antitrust Laws, and for any local counsel fees associated with any filings under other Antitrust Laws.

12.4     Successors and Assigns.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, however, that without such prior consent, the Purchaser shall have the right to (a) assign all or any part of its right, title, interest or obligations hereunder to any wholly-owned Subsidiary of the Purchaser and (b) collaterally assign all or any part of its right, title, interest or obligations hereunder to any of its financing sources, provided in each case that the Purchaser remains liable for its obligations hereunder notwithstanding a permitted assignment.  Subject to the foregoing sentence, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.5     Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.

12.6     Guarantee.  The Seller Parent unconditionally guarantees the performance when due by the Seller of all of the Seller’s obligations under this Agreement.  To the extent permitted by applicable Law, the Seller Parent hereby waives all defenses of a surety or guarantor to which it may be entitled.  The Seller Parent hereby waives notice of all of the Seller’s obligations and the acceptance of this guaranty by the Purchaser.  The Seller Parent hereby waives protest, presentment, demand for payment, notice of default or non-payment and notice of dishonor.  This shall be a continuing guaranty and the Purchaser shall not be obliged to exhaust its recourse against the Seller or any guaranty or security that it may hold before being entitled to performance from the Seller Parent of the obligations hereby guaranteed.  This is a guaranty of payment and not merely collection.  This guaranty is irrevocable.  The Seller Parent further agrees that in the event any payment made by the Seller under this Agreement in respect of any obligation of the Seller hereunder is recovered from, or repaid by, the Purchaser, in whole or in part in any bankruptcy, insolvency, or similar proceeding instituted by or against the Seller, this guaranty shall continue to be fully applicable to such obligation or be reinstated to the same extent as though the payment so recovered or repaid had never been originally made on such obligation.  The Seller Parent agrees that it will not exercise any rights of subrogation that it may acquire due to its payment of an obligation of the Seller unless and until the Purchaser shall have been paid in full hereunder.  In the event that the Seller Parent shall receive any payment on account of such rights of subrogation while any portion of the obligations guaranteed hereby remains outstanding, the Seller Parent agrees to pay all such amounts so received to the Purchaser to be applied to the payment of the obligations payable hereunder.  The Seller Parent hereby represents and warrants that (i) it is duly organized and validly existing under the Laws of its jurisdiction of organization and has all necessary power (corporate or otherwise) and authority to enter into the guaranty set forth in this Agreement and to carry out its obligations under this guaranty and (ii) the guaranty contained in this Agreement has been duly executed and delivered by the Seller Parent, and this guaranty constitutes a legal, valid and binding obligation of the Seller Parent enforceable against the Seller Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally.

12.7     Consent to Jurisdiction.  Each party hereto irrevocably submits to the exclusive jurisdiction of any state or Federal court located within the County of New York in the State of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and agrees to commence any such action, suit or proceeding only in such courts.  Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.8     Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart to this Agreement.

12.9     No Third Party Beneficiaries.  No provision of this Agreement is intended or shall be deemed to confer upon any Person other than the parties hereto any rights or remedies hereunder.

12.10   Entire Agreement.  This Agreement and the Ancillary Agreements (including the Exhibits and the Schedules hereto and thereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter (except for the Confidentiality Agreement, which shall, subject to Section 7.1, continue in full force and effect in accordance with its terms).  All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

12.11   Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

12.12   Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

12.13    Interpretation.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

M&F WORLDWIDE CORP.

By:	/s/ Barry F. Schwartz
	Name:	Barry F. Schwartz
	Title:	President & Chief Executive Officer

NCS PEARSON, INC.

By:	/s/ Phillip Hoffman
	Name:	Phillip Hoffman
	Title:	Authorized Secretary

PEARSON INC.

By:	/s/ Phillip Hoffman
	Name:	Phillip Hoffman
	Title:	EVP

Signature Page to Membership Interest Purchase Agreement